Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

WEST PALM BEACH DIVISION

www.flsb.uscourts.gov

In re:		Chapter 11 Case

HearUSA, Inc.,[1]		Case No. 11-23341-BKC-EPK

Debtor.
/

AMENDED DISCLOSURE STATEMENT IN CONNECTION WITH CHAPTER 11

PLAN OF LIQUIDATION OF HEARUSA, INC. (N/K/A HUSA LIQUIDATING

CORPORATION)

Dated: March 13, 2012

BERGER SINGERMAN LLP

Brian K. Gart, Esq.

350 East Las Olas Blvd.

Suite 1000

Ft. Lauderdale, FL 33301

Tel: (954) 525-9900

Fax: (954) 523-2872

-and-

Debi Evans Galler, Esq.

1450 Brickell Avenue

Suite 1900

Miami, FL 33131

Tel: (305) 755-9500

Fax: (305) 714-4340

Attorneys for the Debtor and Debtor-in-Possession

1 The address of the Debtor is c/o Joseph J. Luzinski, Development Specialists, Inc., 200 South Biscayne Boulevard, Suite 1818, Miami, Florida 33131; and the last four digits of the taxpayer identification number of the Debtor are (8248).

TABLE OF CONTENTS

				Page

I.	INTRODUCTION			1

	A.	Overview of the Plan		4

	B.	Objection Procedures		5

	C.	Confirmation of the Plan by the Bankruptcy Court		5

II.	BACKGROUND OF THE DEBTOR			6

	A.	The Debtor’s Corporate Structure		6

	B.	The Debtor’s Business		6

	C.	Recent Financial Information		8

	D.	The Senior Secured Loan Facilities		8

		1.	Agreements with Siemens	8

III.	THE CHAPTER 11 CASE			10

	A.	Commencement of The Chapter 11 Case		10

	B.	Retained Professionals		10

	C.	First Day Orders		12

		1.	Motion to Establish Certain Notice, Case Management and Administrative Procedures [ECF 11] which was granted on May 20, 2011	12

		2.	Motion to (I) Set Claims Bar Dates, and (II) for Approval of Form and Manner of Notice of Commencement of Cases and Bar Dates for Filing Proofs of Claim [ECF 12]	12

		3.	Motion to Maintain Bank Accounts, Continue to Use Existing Business Forms and Checks and to Continue to Use Existing Cash Management System; and (B) Waiver of Certain Investment and Deposit Guidelines; and (C) Authority to Accept Customer Returns and Make Refund Payments in the Ordinary Course of Business [ECF 14]	12

		4.	Motion for Authorization to Pay Prepetition Employee Wages and Other Employment-Related Costs and Expenses, and to Honor Vacation and Sick Leave Rights; and (II) Honor Major Accounts Agreement with ADP, Inc. [ECF 15]	13

		5.	Motion for Authorization to Pay Prepetition Taxes [ECF 16]	13

		6.	Motion for Order Authorizing the Debtor to Continue to Administer Insurance Policies and Continue Premium Financing Agreements [ECF 17]	13

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		7.	Motion for Authorization to Obtain Postpetition Secured Financing, Utilize Cash Collateral and Grant Adequate Protection to Prepetition Secured Parties [ECF 18]	13

		8.	Motion to Approve Retention and Employment of Professionals Utilized in the Ordinary Course of Business [ECF 22]	13

		9.	Motion for Authorization to Pay Managed Care Providers [ECF 19]	14

		10.	Motion to Honor AARP Agreements [ECF 20]	14

		11.	Motion to Honor HEARx West Agreements [ECF 21]	14

		12.	Motion for Determination that the Appointment of a Patient Care Ombudsman is Unnecessary [ECF 23]	14

		13.	Motion for Order Authorizing Payment of Prepetition Claims of Critical Vendors [ECF 25]	14

		14.	Motion Requesting Appointment of Consumer Ombudsman [ECF 24]	14

		15.	Sale Procedures Motion [ECF 27]	14

	D.	Debtor-in-Possession Financing and Use of Cash Collateral		15

	E.	Sale of Assets		15

	F.	Stock Options		15

	G.	SEC Reporting		16

IV.	CHAPTER 11 PLAN			16

	A.	Plan Overview		17

	B.	Unclassified Claims		17

	C.	Treatment of Claims and Interests		18

		1.	Class 1 – Siemens Secured Claim	18

		2.	Class 2 – Allowed Unsecured Priority Claims	19

		3.	Class 3 – General Unsecured Claims	19

		4.	Class 4 – Preferred Interests	20

		5.	Class 5 – Common Equity Interests	20

	D.	Post-Confirmation Operations of the Debtor		21

	E.	Settlements Included in the Plan		22

		1.	The Siemens Settlement	22

		2.	The SMC Settlement	22

		3.	The Celestial Settlement	23

	F.	The Liquidating Trust		23

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		1.	Appointment of a Liquidating Trustee	23

		2.	Segregated Funds	24

		3.	Role of the Liquidating Trustee	24

		4.	Engagement of Post Confirmation Professionals and Compensation to Liquidating Trustee and Post Confirmation Professionals	26

		5.	Bond	26

		6.	Resignation, Death or Removal of the Liquidating Trustee	26

	G.	Objections to Claims		27

	H.	Distributions Under the Plan		27

	I.	Conditions to the Effective Date		28

	J.	Modification of the Plan		28

	K.	Effect of Confirmation		28

	L.	Retention of Jurisdiction		28

	M.	Treatment of Executory Contracts and Unexpired Leases		30

	N.	Preservation of Rights of Setoffs		31

	O.	Exculpation and Limitation of Liability		31

	P.	Siemens Release		32

V.	CONFIRMATION OF THE PLAN			33

	A.	Confirmation Hearing		33

	B.	Confirmation Standards		33

VI.	FUNDING AND FEASIBILITY OF THE PLAN			34

	A.	Funding of the Plan		34

	B.	Potential Claims/ Causes of Action		34

	C.	Feasibility		35

	D.	Risk Factors Associated with the Plan		35

		1.	Financial Information; Disclaimer	35

		2.	Failure to Confirm Plan	35

		3.	Delays of Confirmation or Effective Date	36

		4.	Certain Tax Considerations	36

		5.	Claims Could Be More Than Projected, Assets Could Be Less Than Projected	36

		6.	No Legal Or Tax Advice Is Provided To You By This Disclosure Statement	36

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VII.	ALTERNATIVES TO THE PLAN AND LIQUIDATION ANALYSIS			37

VIII.	CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS			37

	A.	U.S. Federal Income Tax Consequences to the Debtor		38

	B.	State and Local Income Taxes Consequences to the Debtor		40

	C.	U.S. Federal Income Tax Consequences to the Holders of Allowed Class 5 Interests		41

	D.	U.S. Federal Income Tax Consequences to the Holders of Claims		41

	E.	U.S. Federal Income Tax Treatment of the Liquidating Trust and its Beneficial Owners		42

		1.	U.S. Federal Income Tax Characterization of the Liquidating Trust	42

		2.	Establishment and Taxation of the Liquidating Trust	42

		3.	Unresolved Claims Reserve and Disputed Ownership Fund Election	43

		4.	Tax Reporting	44

	F.	Information Reporting and Backup Withholding		44

	G.	Importance of Obtaining Professional Tax Assistance		44

	H.	Circular 230 Disclaimer		45

IX.	CONCLUSION			45

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AMENDED DISCLOSURE STATEMENT IN CONNECTION WITH CHAPTER 11

PLAN OF LIQUIDATION OF HEARUSA, INC. (n/k/a HUSA LIQUIDATING

CORPORATION)

I.           INTRODUCTION

HearUSA, Inc. (n/k/a HUSA Liquidating Corporation) (“HUSA” or the “Debtor”), provides this Amended Disclosure Statement (the “Disclosure Statement”) to certain of the Debtor’s Impaired stockholders to permit such stockholders to make an informed decision in evaluation of the Amended Plan of Liquidation of HUSA (the “Plan”) filed on March 13, 2012 with the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”) in connection with the above-captioned case filed pursuant to Chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”). A copy of the Plan is attached to this Disclosure Statement as Exhibit “A”. Capitalized terms used herein but not otherwise defined have the meanings assigned to such terms in the Plan. Whenever the words “include,” “includes” or “including” are used in this Disclosure Statement, they are deemed to be followed by the words “without limitation.”

This Disclosure Statement is presented to certain Holders of Claims against and Holders of Interests in the Debtor in accordance with the requirements of Section 1125 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”). Section 1125 of the Bankruptcy Code requires that a disclosure statement provide information sufficient to enable a hypothetical and reasonable investor, typical of the Debtor’s creditors and stockholders, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement may not be relied upon for any purpose other than that described above. This Disclosure Statement has not yet been approved by the Bankruptcy Court, and will be considered for approval at the same hearing to consider confirmation of the Debtor’s Plan.

This Disclosure Statement is based on information publicly available in Securities and Exchange Commission (“SEC”) filings and pleadings filed with the Bankruptcy Court, information provided by the Debtor’s management, and professionals, including Development Specialists, Inc. as restructuring advisors and Joseph J. Luzinski as Chief Restructuring Officer, and the law firm of Bryan Cave, LLP, as special corporate, securities, and litigation counsel for the Debtor, claims information provided by Trustee Services, Inc. (“TSI”), the official claims agent, and legal analysis by Berger Singerman LLP (“Berger Singerman”), counsel for the Debtor.

THIS DISCLOSURE STATEMENT AND THE PLAN ARE AN INTEGRAL PACKAGE, AND THEY MUST BE CONSIDERED TOGETHER FOR THE READER TO BE ADEQUATELY INFORMED. THIS INTRODUCTION IS QUALIFIED IN ITS ENTIRETY BY THE REMAINING PORTIONS OF THIS DISCLOSURE STATEMENT, AND THIS DISCLOSURE STATEMENT IN TURN IS QUALIFIED, IN ITS ENTIRETY, BY THE PLAN.

NO REPRESENTATIONS CONCERNING THE DEBTOR (PARTICULARLY AS TO THE VALUE OF ITS PROPERTY) ARE AUTHORIZED BY THE DEBTOR OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS. ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR SUPPORT OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS AND INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR, WHO WILL IN TURN DELIVER SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS MAY BE APPROPRIATE.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING ANY EXHIBITS CONCERNING THE FINANCIAL CONDITION OF THE DEBTOR AND THE OTHER INFORMATION CONTAINED HEREIN, HAS NOT BEEN SUBJECT TO AN AUDIT OR INDEPENDENT REVIEW EXCEPT AS EXPRESSLY SET FORTH HEREIN. ACCORDINGLY, THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONCERNING THE DEBTOR OR ITS FINANCIAL CONDITION IS ACCURATE OR COMPLETE. THE PROJECTED INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY, AND BECAUSE OF THE UNCERTAINTY AND RISK FACTORS INVOLVED, THE DEBTOR’S ACTUAL RESULTS MAY NOT BE AS PROJECTED HEREIN.

ALTHOUGH AN EFFORT HAS BEEN MADE TO BE ACCURATE AND THE DEBTOR BELIEVES IN GOOD FAITH THAT THE INFORMATION HEREIN IS ACCURATE, THE DEBTOR DOES NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS IS CORRECT. THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. EACH CREDITOR AND INTEREST HOLDER IS STRONGLY URGED TO REVIEW THE PLAN IN ITS ENTIRETY. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE OF THIS DISCLOSURE STATEMENT UNLESS ANOTHER TIME IS SPECIFIED. THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH SINCE THE DATE OF THIS DISCLOSURE STATEMENT.

A STATEMENT OF THE ASSETS AND LIABILITIES OF THE DEBTOR AS OF THE DATE OF THE COMMENCEMENT OF ITS CHAPTER 11 CASE IS ON FILE WITH THE CLERK OF THE BANKRUPTCY COURT AND MAY BE INSPECTED BY INTERESTED PARTIES DURING REGULAR BUSINESS HOURS, AND IS ALSO AVAILABLE ON THE DEBTOR’S WEBSITE AT www.hearusa-bkc.com.

CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT IN ARTICLE 10 OF THE PLAN AND DESCRIBED HEREIN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS PRECEDENT REQUIRED TO BE SATISFIED WILL BE SATISFIED OR OTHERWISE WAIVED.

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THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN OR SECURITIES OF, THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT WILL NOT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN. EACH CREDITOR OR INTEREST HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISERS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN, OR ANY RELATED MATTERS.

Pursuant to the Bankruptcy Code, this Disclosure Statement and the Plan were filed on March 13, 2012. Pursuant to the Plan Procedures Order (ECF _____), the Bankruptcy Court will hold a combined hearing on final approval of the Disclosure Statement and confirmation of the Plan beginning at 1:30 p.m. (prevailing Eastern time) on May 7, 2012, in the United States Bankruptcy Court, Flagler Waterview Building 1515 North Flagler Drive, Room 801, Courtroom B, West Palm Beach, Florida 33410 (the “Confirmation Hearing”). At that Confirmation Hearing, the Bankruptcy Court will consider whether the Disclosure Statement should be finally approved; and whether the Plan satisfies the requirements of the Bankruptcy Code, including whether the Plan is in the best interests of the creditors and stockholders, and will consider any timely Objection to confirmation or to final approval of this Disclosure Statement.

To obtain, at your cost, additional copies of this Disclosure Statement or of the Plan, please contact:

Trustee Services, Inc.

8255 West Sunrise Blvd., # 177

Plantation, FL 33322

Phone: (954) 889-3403

Fax: (866) 625-6136

Email: sm@trusteeservices.biz

Alternatively, the Disclosure Statement may be downloaded free of charge from the website established for this Chapter 11 Case – www.hearusa-bkc.com

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A.	Overview of the Plan

THE FOLLOWING IS A BRIEF SUMMARY OF THE TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN. THE DESCRIPTION OF THE PLAN SET FORTH BELOW CONSTITUTES A SUMMARY ONLY AND IS QUALIFIED, IN ITS ENTIRETY, BY THE PLAN. CREDITORS, STOCKHOLDERS, AND OTHER PARTIES IN INTEREST ARE URGED TO REVIEW THE MORE DETAILED DESCRIPTION OF THE PLAN CONTAINED IN SECTION IV OF THIS DISCLOSURE STATEMENT AND THE PLAN ITSELF. THE PLAN IS ATTACHED AS EXHIBIT “A” TO THIS DISCLOSURE STATEMENT. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN CONTROLS.

Chapter 11 is the chapter of the Bankruptcy Code primarily used for business reorganization. The fundamental purpose of a Chapter 11 case is to formulate a plan to restructure a debtor’s finances so as to maximize recoveries to its creditors and, where sufficient value exists (as in this Chapter 11 Case), its stockholders. With this purpose in mind, businesses sometimes use Chapter 11 as a means to conduct asset sales and other forms of liquidation. Whether the aim is reorganization or liquidation, a Chapter 11 plan sets forth and governs the treatment and rights to be afforded to creditors and stockholders with respect to their claims against and equity interests in a debtor’s bankruptcy estate.

The Plan divides the Claims against the Debtor and Interests in the Debtor into Classes. Certain Claims — in particular, Administrative Expense Claims, Statutory Fees, Professional Claims and Priority Tax Claims — remain unclassified in accordance with Section 1123(a)(1) of the Bankruptcy Code. The Plan assigns all other Claims and Interests as described below.

Class 1 consists of Siemens Secured Claim.

Class 2 consists of Allowed Unsecured Priority Claims.

Class 3 consists of Allowed General Unsecured Claims.

Class 4 consists of Preferred Equity Interests of the Debtor.

Class 5 consists of Common Equity Interests of the Debtor.

The Debtor believes that the Distributions under the Plan will provide stockholders of the Debtor a greater recovery on account of Allowed Interests then would Distributions by a Chapter 7 trustee, since under Chapter 7, there will be additional administrative expenses attributable to a Chapter 7 Trustee and his or her professionals. Further, Distributions under the Plan to Interest Holders of the Debtor would be made sooner than Distributions by a Chapter 7 trustee and a Chapter 7 trustee would charge a substantial fee, reducing the amount for Distribution on account of Class 5 Common Equity Interests of the Debtor.

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B.	Objection Procedures

The Bankruptcy Code entitles only holders of impaired claims or equity interests who receive some Distribution or retain some property under a proposed plan to vote to accept or reject that plan. By entry of the Plan Procedures Order (D.E. ___), the Debtor has been excused from the formality of soliciting acceptances or rejections of the Plan from Impaired Interest Holders in Class 5. Each holder of a Claim or Interest in any Class may object to the Plan or to the adequacy of this Disclosure Statement by filing and serving an Objection in accordance with the deadlines set forth in the Plan Procedures Order.

The Holder of the Claim in Class 1 (Siemens Secured Claim) is Unimpaired under the Plan and is therefore deemed to have accepted the Plan. The Holder of the Claim in Class 1 is therefore not entitled to vote.

The Holders of a Claim in Class 2 (Unsecured Priority Claims) are Unimpaired under the Plan and are therefore deemed to have accepted the Plan. The Holders of Claims in Class 2 are therefore not entitled to vote.

The Holders of Claims in Class 3 (General Unsecured Claims) are Unimpaired under the Plan and are therefore deemed to have accepted the Plan. The Holders of Claims in Class 3 are therefore not entitled to vote.

The Holders of Interests in Class 4 (Preferred Equity Interests) are Unimpaired under the Plan and are therefore deemed to have accepted the Plan. The Holders of Interests in Class 4 are therefore not entitled to vote.

The Holders of Interests in Class 5 (Common Equity Interests) are Impaired and pursuant to the Plan Procedures Order (ECF ___) the Debtor has been excused from the formality of solicitation to Class 5 in order to minimize cost and expense and maximize the potential Distribution to Class 5 Holders. Excusing voting for Class 5 will result in Class 5 being deemed to have rejected the Plan. Therefore, the Debtor will seek to confirm the Plan by resorting to and proving compliance with the requirements of Section 1129(b) of the Bankruptcy Code.

C.	Confirmation of the Plan by the Bankruptcy Court

The Bankruptcy Court will determine whether the Plan may be confirmed pursuant to the requirements of the Bankruptcy Code.

The Plan provides for the wind-down of the Debtor’s estate, the resolution of Claims by the Liquidating Trustee, the possible pursuit by the Liquidating Trustee of Causes of Action, the Distribution of monies by the Liquidating Trustee to Holders of Allowed Claims and Allowed Interests in satisfaction of such Allowed Claims and Allowed Interests, and the payment of post-confirmation professional fees through the Professional Expense Escrow or other available funds of the Debtor pursuant to the terms of the Plan. Confirmation will make the Plan binding upon the Debtor, its creditors, Holders of Claims and Interests, and other parties in interest regardless of whether they have accepted the Plan.

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II.           BACKGROUND OF THE DEBTOR

A.	The Debtor’s Corporate Structure

HUSA is a Delaware corporation that was incorporated on April 11, 1986, under the name HEARx Ltd. HUSA formed HEARx West, LLC, a fifty-percent joint venture with The Permanente Federation, LLC, in 1998. In July 2002, HUSA acquired Helix Hearing Care of America Corp. and changed its name from HEARx Ltd. to HearUSA, Inc. HUSA was a publicly traded company. The shares of HUSA were publicly traded on the American Stock Exchange (now the New York Stock Exchange Amex) under the symbol EAR. As of December 28, 2010, there were 45,451,160 shares of common stock issued and outstanding. There were 1035 Holders of record of the Debtor’s common stock as of the Petition Date, including Depository Trust Company, which held 35,453,702 shares in street name for beneficial Holders. In addition, there are 223 shares of preferred stock held by 101 shareholders. The Debtor has been delisted from the Amex and the shares of common stock are currently being traded only on the “pink sheets.”

B.	The Debtor’s Business

HUSA was the recognized leader in hearing care for the nation’s top managed care organizations. HUSA was the nation’s only hearing care network accredited by Utilization Review Accreditation Commission (“URAC”), an independent, nonprofit health care accrediting organization dedicated to promoting health care quality through accreditation, certification and commendation.

HUSA was also the administrator of the AARP Hearing Care Program, designed to help millions of Americans aged 50+ who have untreated hearing loss. This was the only hearing program endorsed by the American Association of Retired Persons (“AARP”). Under this program, HUSA agreed to provide the members of AARP discounts on hearing aids and related services through HUSA’s company-owned centers and independent network of participating hearing care providers.

HUSA’s centers provided a complete range of quality hearing aids, with emphasis on the latest digital technology, along with assessment and evaluation of hearing. The majority of hearing aids sold by the centers were manufactured by Siemens Hearing Instruments, Inc. and its subsidiary, Rexton (collectively, “Siemens”). HUSA had a supply agreement with Siemens for HUSA centers. HUSA agreed to fill 90% of the centers’ hearing aid requirements with Siemens’ products. The centers also sold hearing aids manufactured by other manufacturers including Phonak, Oticon, Starkey, Sonic Innovations and Unitron. HUSA centers also offered a large selection of assistive listening devices and other products related to hearing care.

Since 1991, HUSA entered into arrangements with institutional buyers relating to the provision of hearing care products and services. These institutional buyers included managed care companies, employer groups, health insurers, benefit sponsors, senior citizen groups and unions.

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HUSA entered into provider agreements with benefit sponsors for the provision of hearing care using three different arrangements: (a) a discount arrangement on products and services which was payable by the member; (b) a fee for service arrangement which was partially or fully subsidized by the sponsor and the member paid the balance, if any; or (c) a per capita basis, which was a fixed payment per member per month from the benefit sponsor to HUSA determined by the amount of coverage offered to the patient and the number of patients, and the balance, if any, paid by the individual member. When the agreement involved network providers, HUSA paid the network provider an encounter fee, net of administration fees. All contracts were for one calendar year, and were generally cancelable with ninety days or less notice by either party.

Combined, HUSA and its joint venture subsidiary, HEARx West, received a per-member-per-month fee for more than 2 million managed care members. In total, HUSA serviced over 200 benefit programs for hearing care with various health maintenance organizations, preferred provider organizations, insurers, benefit administrators and healthcare plans.

Each HUSA center was staffed by a licensed and credentialed audiologist or hearing instrument specialist and at least one office manager or patient care coordinator. Experienced audiologists supervised the clinical operations. The majority of HUSA’s centers were conveniently located in shopping or medical centers.

For the fiscal years 2010 and 2009, HUSA net revenues were approximately $83.5 million and $88.9 million, respectively.

As of the Petition Date, HUSA owned 134 hearing care centers throughout 10 states: Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, Pennsylvania, South Carolina and 38 centers in California (through HEARx West). These centers offered patients a complete range of hearing care services and products, including diagnostic audiologic testing, the latest technology in hearing aids and assistive listening devises. As of the Petition Date, HUSA had 360 employees: 263 full-time and 97 part-time. Prior to the closing on the sale of substantially all of HUSA’s assets on September 9, 2011, HUSA’s corporate offices, network management office and national call center were located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407.

The 38 full service centers (25 full-time and 13 part-time) owned through HEARxWest are located in California. HUSA was responsible for the daily operation of the centers. All clinical and quality issues were the responsibility of a joint committee comprised of HUSA and Kaiser-Permanente clinicians. HEARx West centers concentrated on providing hearing aids and audiology testing to Kaiser-Permanente members and self-pay patients in the state of California.

HUSA sponsored a network of credentialed audiology providers that supported hearing benefit programs with employer groups, health insurers and benefit sponsors in 48 states. Each of the approximately 1,800 network providers operated independently from HUSA. To ensure compliance with its hearing benefit programs, HUSA performed annual credential verification for each of the network providers. Unlike the company-owned centers, the network was comprised of hearing care practices owned by independent practitioners. Through the network, HUSA pursued national hearing care contracts and offered managed hearing benefits in areas outside of the company-owned center markets. Revenues from the network mainly derived from administrative fees paid by employer groups, health insurers and benefit sponsors to administer their benefits.

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C.	Recent Financial Information

Except for 2009, HUSA has historically incurred net losses since its organization. Quarterly and annual operating results fluctuated depending primarily on timing of product sales, level of consumer demand for its products, timing and amounts of payments by health insurance and managed care organizations, and timing and success of new centers and acquired centers.

For the fiscal year ended December 27, 2008, the Debtor generated on a consolidated basis2 net revenues of approximately $95.297 million and a net loss from operations of $ 3.201 million. For the fiscal year ended December 26, 2009, the Debtor generated net revenues of approximately $88.934 million and a net income of $1.514 million, which included a gain on foreign exchange as a result of the sale of HUSA’s Canadian operations in April 2009, for the price of $585,000, as described in more detail in Section II(D)(1)(a) of this Disclosure Statement, and a gain from insurance proceeds and final payment resulting from property damage and business interruption Claims sustained by a California hearing center in 2009, and hurricane damages and business interruption Claims sustained by HUSA’s Florida hearing care centers in 2005. For the fiscal year ended December 30, 2010, the Debtor generated net revenue of approximately $83.502 million and net loss of $7.737 million.

For the fiscal quarter that ended April 2, 2011, the Debtor generated total net revenues of $21.3 million and a net loss from operations of $52 million. The loss includes a write-off of goodwill of $51.9 million.

As of April 2, 2011, the Debtor reported approximately $25.77 million in assets, and approximately $51.49 million in liabilities. Restricted cash and cash equivalents as of December 25, 2010 consisted of certificates of deposit with contractual maturities of one year or less of approximately $2.3 million. Cash and cash equivalents of $2.0 million were pledged as collateral for a standby letter of credit provided to AARP in 2009.

D.	The Senior Secured Loan Facilities

1.	Agreements with Siemens

As of the Petition Date, HUSA was a party to credit, supply, investor rights and security agreements with Siemens. Pursuant to these agreements, Siemens extended to HUSA a $50 million credit facility and HUSA agreed to purchase at least 90% of its hearing aid purchases from Siemens and its affiliates. If the 90% minimum purchase requirement was met, HUSA earned rebates which were then used to liquidate principal and interest payments due under the credit agreement.

2 This includes net revenues and expenses attributable to HEARx West.

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(a)	Credit Agreement.

The credit agreement included a revolving credit facility of $50 million that bore interest at 9.5%, was to mature in February 2015, and was secured by substantially all of HUSA’s assets (the “Credit Agreement”). Amounts available to be borrowed under the Credit Agreement were to be used solely for acquisitions unless otherwise approved by Siemens. Borrowings under the Credit Agreement were accessed through Tranche B and Tranche C. Borrowing for acquisitions under Tranche B was generally based upon a formula equal to 1/3 of 70% of the acquisition target’s trailing 12 months revenues, and any amount greater than that may have been borrowed under Tranche C with Siemen’s approval. Principal borrowed under Tranche B was repaid quarterly at a rate of $65 per Siemens hearing aid unit purchased by the acquired businesses through September 2009. In October 2009, the parties agreed to reduce the rebate to a rate of $50 per Siemens hearing aid unit purchased by the acquired businesses in exchange for more favorable pricing. Principal borrowed under Tranche C was repaid at $500,000 per quarter.

The required quarterly principal and interest payments on Tranches B and C were forgiven by Siemens through rebate credits of similar amounts as long as 90% of hearing aid units purchased by HUSA were from Siemens. Amounts not forgiven through rebate credits were payable in cash each quarter. HUSA met the minimum purchase requirements from inception of the arrangement with Siemens through the Petition Date.

The Credit Agreement required HUSA to reduce the principal balance by making annual payments in an amount equal to 20% of Excess Cash Flow (as defined in the Credit Agreement), and by paying Siemens 50% of the proceeds of any net sales and 25% of proceeds from any equity offering. HUSA did not have any Excess Cash Flow in 2010 or 2009.

In 2009 HUSA paid Siemens approximately $8.1 million of the proceeds received from the sale in 2009 of HUSA’s Canadian operations. Subsequently a dispute arose concerning the amount of the cash prepayment due to Siemens on the credit facility from the net cash proceeds of the sale of the Canadian operations.

On February 4, 2011, the Debtor filed a complaint against Siemens in the Supreme Court of the State of New York, seeking a declaratory judgment concerning Siemens’ claim for an additional loan prepayment under the Credit Agreement of $2.3 million arising from the sale of the Canadian assets. The Debtor believed it had satisfied the loan prepayment requirement related to the 2009 Canadian sale and that no additional amounts were due.

On March 17, 2011, Siemens issued to HUSA a notice of default. The notice stated that as a result of HUSA’s failure to pay a disputed $2.3 million purportedly due as a result of the sale of HUSA’s Canadian operations, Siemens declared HUSA in default under the Credit Agreement. Siemens also claimed in the notice that it was entitled to accelerate all of the remaining payments under the Credit Agreement and demanded the immediate payment of $32.7 million. The notice stated that Siemens intended to pursue its rights and remedies to recover the total amount, including enforcing its security interests in HUSA’s assets.

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On March 17, 2011, the Debtor filed a motion for a temporary restraining order against Siemens to prevent Siemens from declaring the default, accelerating the full amount under the Credit Agreement, and from employing self-help measures to enforce its rights under the Credit Agreement. The trial court denied the motion and HUSA appealed.

On March 29, 2011, the Appellate Division of the New York State Supreme Court granted a motion by HUSA for a temporary restraining order against Siemens. At a hearing held on May 2, 2011, the New York state court deferred ruling on the permanent injunction, and as of the Petition Date, the injunction remained in place.

(b)	Supply Agreement

Pursuant to the supply agreement (the “Supply Agreement”) with Siemens, HUSA was required to purchase at least 90% of its hearing aid purchases from Siemens and its affiliates. The 90% requirement was computed based on a cumulative amount for the four prior consecutive quarters. Approximately $47.3 million had been rebated since HUSA entered into this arrangement in December 2001. Additional volume rebates of $788,000 and $821,250 were recorded in 2010 and 2009, respectively.

(c)	Investor Rights Agreement

Pursuant to the terms of the investor rights agreement (the “Investor Rights Agreement”) with Siemens, HUSA granted Siemens resale registration rights covering the 6.4 million shares of common stock acquired by Siemens on December 23, 2008 under the Siemens Purchase Agreement (HUSA completed the registration of these shares for resale in the second quarter of 2009); HUSA was obligated to provide Siemens with a right of first refusal in the event HUSA proposed a transaction that would constitute a change of control with, or primarily involving, a person in the hearing aid industry, Siemens had the right to have a representative of Siemens’ attend meetings of HUSA’s Board of Directors as a nonvoting observer. As part of the Sale, Siemens waived any right to distribution on account of its shares and the shares were subsequently cancelled.

III.           THE CHAPTER 11 CASE

A.	Commencement of The Chapter 11 Case

On May 16, 2011 (the “Petition Date”), the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code. The Chapter 11 Case is pending before the Honorable Erik P. Kimball, United States Bankruptcy Judge for the Southern District of Florida, located at the United States Bankruptcy Court, Flagler Waterview Building, 1515 North Flagler Drive, 8th Floor, West Palm Beach, Florida 33401.

B.	Retained Professionals

The Bankruptcy Court authorized the Debtor to retain certain professionals to represent it and assist it in connection with the Chapter 11 Case. Specifically, the Debtor has retained, and the Bankruptcy Court has approved the retention of, the following professionals: (a) Development Specialists, Inc. as restructuring advisors and Joseph J. Luzinski as Chief Restructuring Officer [ECF 62 (interim), 135 (final), 156 (amended final)]; (b) Berger Singerman as counsel for the Debtor [ECF 59 (interim), 136 (final)]; (c) Bryan Cave, LLP as special corporate, securities and litigation counsel for the Debtor [ECF 155]; (d) Sonenshine Partners, LLC as investment bankers to the Debtor [ECF 63 (interim), 137 (final)]; (e) TSI as official noticing, claims, balloting and solicitation agent of the Bankruptcy Court [ECF 69]; (f) Alix Partners, LLC, as communications consultants to the Debtor [ECF 61 (interim), 133 (final)] and (f) BDO USA, LLP, as tax services provider for the Debtor [ECF 391, 558 (supplemental)] (collectively the “Debtor’s Professionals”).

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On May 25, 2011, the Creditors’ Committee was appointed by the United States Trustee pursuant to 11 U.S.C. § 1102(a).[ECF 78, 123]. The members of the Creditors’ Committee are Hansaton Acoustics, Inc., Phonak, LLC, Advisory Financial Group, JKG Group, and Dalco Contingency, LLC. The Creditors’ Committee was authorized to retain certain professionals to represent it in connection with the Chapter 11 Case. Specifically, the Creditors’ Committee retained, and the Bankruptcy Court approved the retention of, (a) Robert Paul Charbonneau, and the law firm of Ehrenstein Charbonneau Calderin as counsel to the Creditors’ Committee [ECF 144], and (b) Brent Williams, CPA, and the Firm of Duff & Phelps, LLC, as financial advisors to the Creditors’ Committee [ECF 191] (collectively the “Creditors’ Committee’s Professionals”).

In late May, 2011, certain equity security Holders, who together owned approximately 11.9 million shares representing in excess of 25% of the outstanding common stock of the Debtor, formed an ad hoc committee of equity security Holders (the “Ad Hoc Committee”) for the purpose of seeking the appointment of an official committee of common equity Holders in the Debtor’s case pursuant to 11 U.S.C. § 1102(a)(1). The Ad Hoc Committee consisted of the following stockholders: Arcadia Opportunity Master Fund, Ltd; Jack Silver; Sherleigh Associates Inc. Profit Sharing Plan; and Meson Capital Partners LP. The Ad Hoc Committee retained Greenberg Traurig, P.A. (“Greenberg Traurig”) as its counsel, effective as of May 31, 2011, solely in connection with its efforts to seek the appointment of an official equity committee.

Consistent with these efforts, and at the direction and on behalf of the Ad Hoc Committee, on June 8, 2011, Greenberg Traurig sent a letter to the Office of the United States Trustee, requesting the appointment of an official equity committee. On June 14, 2011, the Office of the United States Trustee then solicited shareholders interested in serving on an official equity committee, and on June 22, 2011, pursuant to 11 U.S.C. § 1102(b), the United States Trustee appointed the Equity Committee [ECF 183], originally consisting of the following five members: Richard S. Rofe of Arcadia Opportunity Master Fund, Ltd.; Sherleigh Associates Inc., Profit Sharing Plan; Ryan Morris of Meson Capital Partners, LP; Jack Silver; and Richard S. Press. On July 5, 2011, Richard Rofe of Arcadia Opportunity Master Fund, Ltd., resigned from the Equity Committee, and on July 6, 2011, the Office of the United States Trustee appointed Harvey R. Boshart to the Equity Committee [ECF 240].

The Equity Committee was authorized to retain certain professionals to represent it in connection with the Chapter 11 Case. Specifically, the Equity Committee retained, and the Bankruptcy Court authorized the retention of, (a) Greenberg Traurig, as counsel to the Equity Committee [ECF 353], and (b) Raymond James & Associates, Inc., as financial advisors to the Equity Committee [ECF 355, 425] (collectively the “Equity Committee’s Professionals”). The Debtor has been informed that the Equity Committee intends to seek the allowance and payment of a “substantial contribution” Administrative Claim in the amount of approximately $61,000 pursuant to 11 U.S.C. §503(b)(3) and (4) for the efforts of the Ad Hoc Committee and its counsel in connection with the formation of the Official Committee. The Debtor anticipates supporting such request.

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C.	First Day Orders

On the Petition Date, the Debtor filed a number of motions seeking approval of certain so-called “first day orders.” The first day orders facilitated the transition between the Debtor’s pre-petition and post-petition business operations by authorizing the Debtor to continue with certain regular business practices that may not be specifically authorized under the Bankruptcy Code, or for which the Bankruptcy Code requires prior court approval. The “first-day” pleadings were heard by the Court on May 18, 2011 at 1:00 p.m. Among the “first-day” pleadings filed on behalf of the Debtor were the following:

1.	Motion to Establish Certain Notice, Case Management and Administrative Procedures [ECF 11] which was granted on May 20, 2011

The Bankruptcy Court entered an order on May 20, 2011, establishing certain notice, case management and administrative procedures in this Chapter 11 Case [ECF 49].

2.	Motion to (I) Set Claims Bar Dates, and (II) for Approval of Form and Manner of Notice of Commencement of Cases and Bar Dates for Filing Proofs of Claim [ECF 12]

The Bankruptcy Court entered an order on May 24, 2011, setting a deadline for the filing of proofs of Claim in this Chapter 11 Case, and approving the form and manner of notice of the commencement of the Chapter 11 Case [ECF 70].

3.	Motion to Maintain Bank Accounts, Continue to Use Existing Business Forms and Checks and to Continue to Use Existing Cash Management System; and (B) Waiver of Certain Investment and Deposit Guidelines; and (C) Authority to Accept Customer Returns and Make Refund Payments in the Ordinary Course of Business [ECF 14]

The Bankruptcy Court initially entered an interim order on May 20, 2011 [ECF 47] and subsequently entered a final order on July 7, 2011 [ECF 256] authorizing the Debtor to continue to utilize its existing cash management systems, to continue to use its existing bank accounts and business forms and to be excused from certain investment and deposit guidelines of Section 345 of the Bankruptcy Code and guidelines promulgated by the Office of the United States Trustee (the “U.S. Trustee”).

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4.	Motion for Authorization to Pay Prepetition Employee Wages and Other Employment-Related Costs and Expenses, and to Honor Vacation and Sick Leave Rights; and (II) Honor Major Accounts Agreement with ADP, Inc. [ECF 15]

On May 20, 2011, the Bankruptcy Court entered its order authorizing the Debtor to pay or otherwise honor the prepetition employee wages, salaries, benefits, commissions and other compensation up to the amount afforded priority status by Section 507(a)(4) of the Bankruptcy Code, honor benefits in the ordinary course of business, and make payments related to employee benefit plans as they became due in the ordinary course of business, honor prepetition employment obligations, and authorized and directed banks to honor and process checks presented for payment on employee wages, salaries and reimbursements [ECF 57].

5.	Motion for Authorization to Pay Prepetition Taxes [ECF 16]

The Bankruptcy Court entered an order on May 20, 2011, authorizing, but not directing, the Debtor to pay prepetition property, sales, use, franchise, trust fund and similar taxes, and authorizing the Debtor, where applicable, to seek a refund of taxes which should not have been paid, dispute taxes and contest the validity and amount of taxes [ECF 51].

6.	Motion for Order Authorizing the Debtor to Continue to Administer Insurance Policies and Continue Premium Financing Agreements [ECF 17]

The Bankruptcy Court initially entered an interim order on May 20, 2011 [ECF 52] and subsequently entered a final order on June 8, 2011 [ECF 134] authorizing the Debtor to continue to administer and maintain its insurance policies and agreements relating thereto, including workers’ compensation and employee liability policies, business automobile liability, commercial liability and commercial property insurance, healthcare professional liability insurance, employment practices liability insurance, fiduciary liability insurance, and directors and officers liability policies, and maintain the premium financing agreements utilized to finance many of the policies.

7.	Motion for Authorization to Obtain Postpetition Secured Financing, Utilize Cash Collateral and Grant Adequate Protection to Prepetition Secured Parties [ECF 18]

The Bankruptcy Court initially entered an interim order authorizing the Debtor to obtain post-petition financing, authorizing the use of cash collateral, and granting adequate protection to pre-petition secured parties on May 19, 2011 [ECF 46] and subsequently entered a final order authorizing the Debtor to obtain post-petition financing, authorizing the use of cash collateral, and granting adequate protection to pre-petition secured parties on June 2, 2011 [ECF 122].

8.	Motion to Approve Retention and Employment of Professionals Utilized in the Ordinary Course of Business [ECF 22]

The Bankruptcy Court entered an order on May 20, 2011, authorizing the Debtor to retain, employ, compensate and reimburse the expenses of certain professionals, primarily attorneys, who have rendered services to the Debtor unrelated to the Chapter 11 Case to assist with the operation of the Debtor’s business in the ordinary course [ECF 56].

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9.	Motion for Authorization to Pay Managed Care Providers [ECF 19]

The Bankruptcy Court entered an order on May 20, 2011, authorizing the Debtor to pay its managed care providers, perform managed care contracts in the ordinary course and maintain network relationship and current payment arrangements with Hearing Care Solutions [ECF 53].

10.	Motion to Honor AARP Agreements [ECF 20]

The Bankruptcy Court entered an order on May 20, 2011, authorizing the Debtor to honor its existing License Agreement and Service Agreement with AARP [ECF 54].

11.	Motion to Honor HEARx West Agreements [ECF 21]

The Bankruptcy Court entered an order on May 20, 2011, authorizing the Debtor to honor its existing agreement with HEARx West [ECF 55].

12.	Motion for Determination that the Appointment of a Patient Care Ombudsman is Unnecessary [ECF 23]

The Bankruptcy Court entered an order on May 20, 2011, determining that the appointment of a patient care ombudsman was not necessary [ECF 64].

13.	Motion for Order Authorizing Payment of Prepetition Claims of Critical Vendors [ECF 25]

The Bankruptcy Court granted in part and denied in part the Debtor’s motion and authorized the Debtor to pay or otherwise honor the prepetition Claims of certain vendors that the Debtor deemed to be critical to its business operations, and directed these vendors, upon payment, to continue to provide the same services to the Debtor as they provided prior to the Petition Date [ECF 58].

14.	Motion Requesting Appointment of Consumer Ombudsman [ECF 24]

The Bankruptcy Court entered an order on June 2, 2011, granting the Debtor’s motion to appoint a consumer ombudsman in order to protect confidential consumer information [ECF 121].

15.	Sale Procedures Motion [ECF 27]

In addition to the above first day pleadings, as part of its sale and reorganization efforts, the Debtor filed on May 16, 2011, Debtor’s Motion for Entry of Order (A) Approving Competitive Bidding and Sale Procedures; (B) Approving Form and Manner of Notices; (C) Approving Form of Asset Purchase Agreement; (D) Scheduling Dates to Conduct Auction and Hearing to Consider Final Approval of Sale, Including Treatment of Executory Contracts and Unexpired Leases; (E) Approving Sale of Substantially All of the Debtor’s Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; and (F) Granting Related Relief [ECF 27] (the “Bid Procedures Motion”).

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D.	Debtor-in-Possession Financing and Use of Cash Collateral

On May 16, 2011, HUSA, as borrower, entered into a Credit and Security Agreement (the “DIP Credit Agreement”) with William Demant Holdings A/S (the “DIP Lender”) providing for up to $10 million as a debtor-in-possession credit facility (the “DIP Facility”). On May 19, 2011, the Bankruptcy Court approved the DIP Facility, on an interim basis, and on June 2, 2011, the Court entered the Final DIP Order (the “Final DIP Order”) [ECF 122], permitting the Debtor to obtain up to a maximum of $10 million, with such debt secured by junior perfected lien on all Accounts (as defined in the Final DIP Order) as required by the Sale process. The DIP Facility was repaid in full as part of the closing on the sale of the Debtor’s assets, discussed below.

E.	Sale of Assets

On May 16, 2011, the Debtor and Auxiliary Health Benefits Corporation, d/b/a National Ear Care Plan, as Sellers, entered into the Asset Purchase Agreement for the sale of substantially all of the Debtor’s assets to William Demant Holdings A/S as the stalking horse bidder. The sale was to be conducted under the provisions of Section 363 of the Bankruptcy Code and was subject to proposed bidding procedures and the receipt of higher and better bids at auction. On that same date, the Debtor filed a motion with the Bankruptcy Court seeking approval of the Asset Purchase Agreement, as well as approval of a competitive bidding, sale and auction process.

By Order dated June 8, 2011 [ECF 132], and supplemental Order dated July 5, 2011 [ECF 230], the Court granted the relief requested by the Debtor in the Bid Procedures Motion, including approval of the form of the Asset Purchase Agreement and competitive bidding procedures to be used in connection with the proposed sale of substantially all of the assets of the Debtor (collectively the “Bid Procedures Order”). Pursuant to the Bid Procedures Order, an auction was held on July 29, 2011.

On August 1, 2011, the Debtor sought approval of the transactions contemplated by the Asset Purchase Agreement. On August 17, 2011, the Court entered an Order (A) Authorizing the Sale of Substantially All of the Debtor’s Assets Free and Clear of Liens, Claims, Encumbrances and Other Interests; (B) Authorizing and Approving the Asset Purchase Agreement Including Treatment of Executory Contracts and Unexpired Leases; and (C) Granting Related Relief [ECF 406] (the “Sale Order” and “Sale”). As provided in the Sale Order, the Debtor sold substantially all of its assets to Audiology Distribution, LLC (the “Purchaser”). The transaction contemplated by the Sale Order closed on September 9, 2011.

F.	Stock Options

Prior to the Petition Date, the Debtor established a 2002 Flexible Stock Plan, as amended (the "2002 Plan") and an Amended and Restated 2007 Incentive Compensation Plan (the “2007 Plan") (collectively, the “Incentive Plans”). Under the Incentive Plans, the Compensation Committee of the Board of Directors of the Debtor was authorized to grant options including a provision entitling an optionee a period of time after the optionee’s termination of employment within which to exercise any options that were exercisable upon the optionee's termination of employment. Option grant agreements entered into by the claimants under the Incentive Plans (collectively, the "Option Grant Agreements") provide for a maximum of ninety (90) days after an optionee's termination of employment within which to exercise options.

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On or about September 8, 2011, as had been contemplated by the Asset Purchase Agreement filed with the Bid Procedures Motion, one day before the scheduled closing on the Sale, all employees received termination letters from the Debtor, effective as of the end of the day, September 8, 2011.

On September 27, 2011, the Debtor filed its Motion for Authority to Implement Amendments to Existing Equity Compensation Plans (ECF 497) (the "Motion to Implement Amendments"). By way of the Motion to Implement Amendments, the Debtor sought authorization to implement amendments to the Incentive Plans, including amendments to the 2007 Plan (i) to provide for acceleration upon employee termination in connection with the Sale, (ii) to provide for a net exercise and (iii) to permit the exercise of options that are exercisable upon termination of employment prior to the Sale beyond 90 days, if necessary, to facilitate exercise in connection with a distribution to equity to permit the optionees to participate in any such distribution.

On October 12, 2011, the Official Committee of Equity Security Holders filed their Objection to the Motion to Implement Amendments (ECF 521) (the "Objection"). The Motion to Implement Amendments and Objection have been re-scheduled for hearing on May 7, 2012.

Pursuant to the terms of the Option Grant Agreements, the 90-day deadline for the Claimants to exercise vested stock options expired on December 7, 2011 (90 days from September 8, 2011 termination date).

On December 6, 2011 certain of the Debtor’s former employees filed a Motion for Extension of Time to Exercise Vested Stock Options, or, in the Alternative, Motion to Stay Ninety Day Period to Exercise Vested Stock Options [ECF 570], to extend the time to exercise vested stock options in the event the Court denies the Debtor’s Motion to Implement Amendments.

G.	SEC Reporting

The Plan provides for the termination and extinguishment of all equity Interests in the Debtor on the Effective Date of the Plan without further action by the Debtor or Liquidating Trustee. Nevertheless, at that time, the Debtor, will file a Form 15 with the SEC seeking the termination of (i) registration of the Debtor’s common stock under Section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”), and (ii) the reporting requirements associated thereto under Section 13 and 15(d) of the Exchange Act. Pursuant to the Plan, the reporting requirements will be replaced in their entirety with the filing of any operating reports contemplated by the Liquidating Trust Agreement and the Plan, and this Disclosure Statement.

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IV. CHAPTER 11 PLAN

THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN OF THE MORE SIGNIFICANT MATTERS CONTEMPLATED BY OR IN CONNECTION WITH THE CONFIRMATION OF THE PLAN. THUS, THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PLAN, WHICH IS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT “A”. THIS SUMMARY ONLY HIGHLIGHTS CERTAIN SUBSTANTIVE PROVISIONS OF THE PLAN. CONSIDERATION OF THIS SUMMARY WILL NOT, NOR IS IT INTENDED TO, YIELD A THOROUGH UNDERSTANDING OF THE PLAN. SUCH CONSIDERATION IS NOT A SUBSTITUTE FOR A FULL AND COMPLETE READING OF THE PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO REVIEW THE PLAN CAREFULLY. THE PLAN, IF CONFIRMED, WILL BE BINDING ON THE DEBTOR AND ALL HOLDERS OF CLAIMS AND INTERESTS.

A.	Plan Overview

On March 13, 2012, the Debtor submitted to the Court a proposed Order (I) Conditionally Approving the Disclosure Statement ; (II) Establishing Notice and Distribution Record Dates; (III) Setting Date For Consolidated Hearing On (A) Final Approval of Amended Disclosure Statement, and (B) Confirmation of Amended Plan; (IV) Establishing and Consolidating Deadlines to File (A) Objections to Disclosure Statement, and (B) Objections to Confirmation; (V) Determining Solicitation of Common Shareholders Is Not Required; And (VI) Granting Related Relief (the “Plan Procedures Order”). The Plan Procedures Order conditionally approved the Disclosure Statement and establishes the procedures for notices, objections and Distributions in connection with Confirmation as required by applicable Bankruptcy Rules.

The Debtor believes and the Court has determined in accordance with Bankruptcy Rule 3017(e), that the procedures established as set forth in the Plan Procedures Order are adequate and provide sufficient and appropriate notice and opportunity for beneficial holders to be heard in the event they have an Objection to final approval of the Disclosure Statement and Confirmation of the Plan, as well as receive Distributions thereunder. Nonetheless, the Debtor will also file a Form 8K with the Securities and Exchange Commission setting forth the critical dates established in the Plan Procedures Order as an additional notice to beneficial Common Equity Interest Holders.

The Plan contains four types of unclassified Claims: Administrative Expense Claims, Statutory Fees, Professional Claims and Priority Tax Claims. In addition, the Plan classifies Claims and Interests as follows: Class 1- Allowed Siemens Secured Claim, Class 2- Allowed Unsecured Priority Claims, Class 3- General Unsecured Claims, Class 4- Preferred Equity Interests and Class 5- Common Equity Interests. Class 5 is Impaired.

B.	Unclassified Claims

The Unclassified Claims consist of Administrative Expense Claims, Statutory Fees, Professional Claims and Priority Tax Claims. These Claims shall be treated as follows:

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Administrative Expense Claims. Subject to the allowance procedures and deadlines provided in the Plan, each Holder of an Allowed Administrative Expense Claim shall receive on account of the Allowed Administrative Expense Claim and in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of such Allowed Administrative Expense Claim, as soon as practicable upon the earlier to occur of the Effective Date, or ten (10) Business Days after the entry of a Final Order allowing such Administrative Expense Claim; provided, however, that Administrative Expense Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during this Chapter 11 Case shall be paid in accordance with the terms and conditions of any agreement or course of dealing relating thereto. Proof of Administrative Expense Claims must be filed on or before the Administrative Expense Claims Bar Date which the Court has established as 30 days from the date of service of the Notice of the Administrative Expense Bar Date [ECF 625]. Administrative Expense Claims are Unimpaired. The Debtor estimates the total Administrative Expense Claims, excluding Professional Claims, Taxes and statutory fees, will be approximately $975,000.

Statutory Fees. On or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. § 1930 (the “Statutory Fees”), as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in full, in Cash. The Debtor shall file all monthly operating reports and will pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) through the date of Confirmation for pre-confirmation periods. Post confirmation, the Liquidating Trustee will pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. § 1930(a)(6) based upon all disbursements from the Liquidating Trustee within the time period set forth in 28 U.S.C. § 1930(a)(6), until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code. Furthermore, the Liquidating Trustee will timely file with the Court on a calendar quarterly basis the Post Confirmation Operating Report for the relevant time periods. The Debtor estimates that Statutory Fees will be $6,500.

Professional Claims. On or prior to the deadline set by the Bankruptcy Court for Professionals to file final fee applications, each Professional shall File with the Bankruptcy Court its final fee application seeking final approval of all fees and expenses from the Petition Date through the Effective Date. Within ten (10) days after entry of a Final Order with respect to its final fee application, the Allowed Claims of each Professional shall be paid from Cash in accordance with the Plan. The Debtor estimates the total Professional Claims will be $1,800,000.

Priority Tax Claims. With respect to each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, payment in full in Cash on the Effective Date, or as soon thereafter as is practicable, in recognition of the applicable claims resolution process set forth in the Plan. Proof of Priority Tax Claims must have been filed by the Bar Date for Governmental Unit Claims. Priority Tax Claims are Unimpaired. The Debtor estimates that the total Priority Tax Claims will be approximately $3.2 million.

In accordance with the Bankruptcy Code, the Allowed Administrative Expense Claims, Statutory Fees, Professional Claims and Allowed Priority Tax Claims are not classified. Therefore, the claimants holding the aforementioned Claims are not entitled to vote on the Plan.

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C.	Treatment of Claims and Interests

1.	Class 1 – Siemens Secured Claim

(a)	Definition of Class 1 – Siemens Secured Claim

Siemens’ Amended Claim [Claim No. 473-2], asserts a disputed secured claim of $1,361,524.73 as of September 15, 2011, plus unliquidated interest, fees, and costs asserted as accruing pursuant to the Credit Agreement after that date (as used herein, the “Siemens Disputed Claim”). The Plan proposes to allow and pay the Siemens Disputed Claim in the reduced amount of $300,000 in cash, if the Siemens Settlement is approved and final prior to the Effective Date. In the event the Siemens Settlement is not approved and final by the Effective Date, Section 7.1 herein provides that sufficient funds will be reserved to pay Siemens Disputed Claim in the amount Allowed after final adjudication. Under either scenario, the Siemens Disputed Claims is Unimpaired.

(b)	Treatment of Class 1 – Siemens Secured Claim

Pursuant to Siemens Settlement, as provided for in Section 5.3.1 of the Plan, and described more fully in Section IV(E)(1) of this Disclosure Statement, Siemens shall be entitled to receive on the Effective Date $300,000 cash in full satisfaction of its claims against the Debtor. Additionally, the Debtor and Siemens will exchange limited releases of their claims against one another as set forth in Section 13.7 of the Plan and Section IV(P) of this Disclosure Statement. In the event the Siemens Settlement is not approved, the Plan provides in Section 7.1 that the Unresolved Claims reserve will be funded in an amount sufficient to pay the Siemens Disputed Claim in the amount Allowed, after final adjudication by the Bankruptcy Court.

2.	Class 2 – Allowed Unsecured Priority Claims

(a)	Definition of Class 1 – Allowed Priority Claims

Priority Claims are all Claims against the Debtor entitled to priority under Sections 507(a)(2), (a)(3), (a)(4), (a)(5), (a)(6), (a)(7), (a)(9), or (a)(10) of the Bankruptcy Code, that are not Priority Tax Claims.

(b)	Treatment of Class 1 – Allowed Priority Claims

Each Holder of an Allowed Priority Claim shall receive on account of such Claim, Cash equal to the amount of such Allowed Priority Claim, without post-petition interest or penalty, on the later of (i) the Effective Date or as soon as practicable thereafter, or (ii) the date that is 10 Business Days after an order of the Bankruptcy Court allowing such Priority Claim becomes a Final Order. The Debtor believes that all Priority Claims have been paid in full.

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3.	Class 3 – General Unsecured Claims

(a)	Definition of Class 3 – General Unsecured Claims

General Unsecured Claims are all Claims against the Debtor other than Administrative Expense Claims, Statutory Fees, Professional Claims, Priority Tax Claims, Unsecured Priority Claims, and Siemens Secured Claim.

(b)	Treatment of Class 3 – General Unsecured Claims

Each Holder of an Allowed General Unsecured Claim shall receive payment in full on account of its Allowed General Unsecured Claim, plus post-petition interest as provided by contract, or if no contract exists, at the statutory rate provided by 28 U.S.C. § 1961 from the Petition Date through the date of the first Distribution under the Plan, plus Pendency Interest as set forth in the Plan. The Debtor will seek authority to be relieved of any obligation to pay the Pendency interest on claims where there is no contractual obligation setting forth an interest component because the administrative burden and expense involved in among, other things, reviewing all proofs of claims filed, documents supporting all scheduled claims and reporting to the IRS the payment of the Pendency Interest for every unsecured claim outweighs the approximate $8,027.14 in interest that would be paid, collectively, to the bulk of the unsecured creditors. The Debtor estimates the Allowed General Unsecured Claims to be approximately $4,000,000.3

4.	Class 4 – Preferred Interests

(a)	Definition of Class 4 – Preferred Interests

Preferred Interests are Interests arising from the issuance by HUSA of Series J Preferred Stock. The Debtor estimated that the total amount of the Allowed Preferred Interests will be approximately $2,330,000.

(b)	Treatment of Class 4 – Preferred Interests

On or before the Effective Date, each Holder of an Allowed Interest in Class 4 will receive in full and final satisfaction of all Allowed Class 4 Interests Cash equal to the appropriate redemption amount permitted and contemplated by the Series J Preferred Stock Certificate of Designations, Preferences and Rights (the “Series J Designations”). Effective upon the Distribution to Class 4 Preferred Equity Interest, the Series J Preferred Stock shall be extinguished and shall no longer represent any Interest in the capital stock of the Debtor, and shall represent only the right to receive a Distribution pursuant to the Plan. The Debtor estimates the Preferred Interests to be approximately $2,330,000, without regard to whether a Holder is entitled to the “Change of Control Redemption Amount”. If the Holder of an Allowed Interest in Class 4 made a redemption request in the manner required under the Series J Designations, such Holder will receive the change of Control Redemption Amount. If the Holder did not make a redemption request in the manner required under the Series J Designations, the Debtor will object to any Holders asserting entitlement to the Change of Control Redemption Amount.

3 The General Unsecured Claims of the Estate also consist of the claims of certain of the Debtor’s Senior Management. As described in Section IV(E)(2) of this Disclosure Statement, and Section 5.3.2 of the Plan, the Debtor seeks approval of a settlement with respect to the amount of Senior Management’s unsecured claims.

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5.	Class 5 – Common Equity Interests

(a)	Definition of Class 5 – Common Equity Interests

Interests include equity security interests as defined in 11 U.S.C. §101(16) other than Preferred Interests, issued by the Debtor prior to the Petition Date (including, without limitation, all capital stock, stock certificates, common stock, partnership interests, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security.

(b)	Treatment of Class 5 – Common Equity Interests/Options

On or after the Effective Date, each Holder of an Allowed Interest in Class 5 will receive a Beneficial Interest in the Liquidating Trust. On the Effective Date, all existing Interests in the Debtor shall be cancelled and extinguished. A Beneficial Interest shall entitle its Holder to receive its Pro Rata share of distribution from the Liquidating Trust only after payment in full of the Liquidating Trust’s Allowed Claims, and funding of the Wind Down Expense Reserve in an amount sufficient to pay the Wind Down Costs and an Unresolved Claims Reserve for payment of Unresolved Claims. It is anticipated that the Liquidating Trust will fund an Initial Distribution in Cash in partial satisfaction of all Beneficial Interests in the Liquidating Trust on or before the date that is 30 days after the Effective Date. A further and final distribution (the “Final Distribution”) will be made to Holders of Beneficial Interests at the time the Liquidating Trustee determines is appropriate in his sole discretion. Distributions will only be made to Record Holders as of the Distribution Record Date. Neither the Debtor nor the Liquidating Trustee as Disbursing Agent shall have an obligation to make any Distribution to a Person who was not a Record Holder as of the Distribution record Date. Class 5 Interests are impaired and entitled to vote to accept or reject the Plan; however, in order to minimize cost and expense and maximize the potential distribution to Class 5 Holders, the Debtor has sought to be excused from solicitation to Class 5 in the Plan Procedures Motion (ECF 658). Excusing voting for Class 5 will result in Class 5 being deemed to have rejected the Plan. Therefore, the Debtor will seek to confirm the Plan by resorting to and proving compliance with the requirements of Bankruptcy Code section 1129(b).

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Those directors and former employees and other Persons who have outstanding option(s) to acquire stock of the Debtor can exercise those options in accordance with 4.1.3(b) of the Plan at any time on or before the Distribution Record Date.

The Debtor will attempt to identify the name, amount and exercise price of all option holders prior to the Distribution Record Date.

D.	Post-Confirmation Operations of the Debtor

On or before the Effective Date, or as soon thereafter as is practicable, and to the extent not already paid, the post-confirmation Debtor shall disburse amounts due to Allowed Holders of Claims in Class 1, 2, 3, Allowed Interests in Class 4, as well as disburse amounts owed on account of Allowed Administrative Expense Claims, Statutory Fees, Allowed Professional Claims and Allowed Priority Tax Claims. Thereafter, all Liquidating Trust Assets shall be transferred to the Liquidating Trustee, with all funds deposited into an account held by the Liquidating Trustee.

On and as of the Effective Date, but after the execution of the Liquidating Trust Agreement, and at the discretion of the Liquidating Trustee, the Debtor shall be dissolved without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which Debtor is incorporated or any other jurisdiction; provided, however, that the Liquidating Trustee shall have authority to take whatever action is necessary to dissolve the Debtor, or keep the Debtor in existence for any reason the Liquidating Trustee deems appropriate in accordance with carrying out the provisions of the Plan.

E.	Settlements Included in the Plan

The Plan provides for the settlement of certain Claims, as permitted by Section 1123(b)(3) of the Bankruptcy Code. Any party in interest wishing to object to any settlement may do so without having to object to Confirmation of the Plan. The settlements provided for in the Plan include the following:

1.	The Siemens Settlement

As of the Petition Date, the Debtor was indebted to Siemens in the principal amount of $31,334,965.73, plus other amounts accruing pursuant to the Credit Agreement, including interest, fees, and costs, subject in all respects to defenses HUSA had in respect of the amounts Siemens claimed were due to it from HUSA and other affirmative claims HUSA had against Siemens. At the Closing of the Sale, $30,740,066.00 was applied by agreement with the Debtor as a credit by the Purchaser, an affiliate of Siemens. Siemens’ amended Claim [Claim No. 473-2], asserts a disputed secured claim of $1,361,524.73 as of September 15, 2011, plus unliquidated interest, fees, and costs asserted as accruing pursuant to the Credit Agreement after that date (as used herein, the “Siemens Disputed Claim”). The Plan proposes to allow and pay the Siemens Disputed Claim in the reduced amount of $300,000 if the Siemens Settlement is approved and final prior to the Effective Date. In the event the Siemens Settlement is not approved and final by the Effective Date, Section 7.1 herein provides that sufficient funds will be reserved to pay Siemens Disputed Claim in the amount Allowed after final adjudication.

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Subject to Confirmation of the Plan, the Debtor and Siemens have reached a settlement regarding the Siemens Disputed Claim, which is provided for in Section 5.3.1 of the Plan. Pursuant to the proposed settlement, Siemens shall be entitled to receive on the Effective Date, $300,000 in full satisfaction of the Siemens Disputed Claim, and any and all Claims it may have against the Debtor. Additionally, the Debtor and Siemens will exchange limited releases of the claims each may have against the other against Siemens as set forth in Section 13.7 of the Plan and Section IV(P) of this Disclosure Statement. In the event that the Siemens Settlement is not approved, the releases provided herein will be of no force or effect and any and all claims and Causes of Action against Siemens shall be deemed held by the Liquidating Trust.

2.	The SMC Settlement

The Class 3 General Unsecured Claims of the estate include the filed Claims of eight of the Debtor’s former senior, salaried employees (the “Senior Management Claimants”), in the aggregate amount of $3,928,615.10, relating to the termination of their employment (the “Senior Management Claims”). Three of the eight Senior Management Claims are asserted in the total aggregate amount of $2,270,000, based upon damages arising from the termination of employment agreements with the Debtor. Five of the eight Senior Management Claimants did not have employment agreements with the Debtor, but still asserted Claims in the aggregate amount of $1,658,326, based upon certain change-in-control agreements. These five claimants asserted that the change-in-control agreements constituted employment agreements for purposes of treatment under the Bankruptcy Code. The Debtor asserts that none of the Senior Management Claimants are entitled to a Distribution of any amounts in excess of the amounts Allowed by 11 U.S.C. § 502(b)(7), and that the five Senior Management Claimants without formal employment agreements are not entitled to any Distribution on account of their Senior Management Claims.

The Debtor performed an evaluation and analysis of the Senior Management Claims pursuant to Section 502(b)(7) of the Bankruptcy Code, and other decisional authority and has agreed to resolve such claims under the Plan. Pursuant to the settlement set forth in Section 5.3.2 of the Plan, the Senior Management Claims will be Allowed in the total aggregate amount of $1,175,000.00 (the “SMC Claim Amount”). In full and complete satisfaction of the Senior Management Claims, the Debtor will pay the SMC Claim Amount into an escrow account to be established and held by the law firm of Rice Pugatch Robinson Schiller, P.A. The Senior Management Claimants have agreed to allocate among themselves the SMC Claim Amount. In exchange for the agreement to pay the SMC Claim Amount in satisfaction of the Senior Management Claims, the Senior Management Claimants have agreed to a full release of the Debtor and the Estate; provided, however, that Senior Management Claimants shall be permitted to participate in any exercise of any stock options, as otherwise permitted in the Plan or by Order of the Bankruptcy Court (the foregoing, the “SMC Settlement”). If the proposed SMC Settlement is not approved at Confirmation, the full amount of the filed Senior Management Claims of $3,928,615.10, will be funded into the Unresolved Claims Reserve pending Allowance and final adjudication of the Senior Management Claims, as set forth in Section 7.1 of the Plan and Section IV(F)(2)(a) of this Disclosure Statement.

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3.	The Celestial Settlement.

The Class 3 general Unsecured Claims of the Debtor include the Claim of Celestial in the amount of $498,516.64, plus interest, costs and attorney’s fees, relating to alleged breaches of the real property lease with the Debtor. In full satisfaction of the Celestial Claim, the Debtor has reached an agreement in principle for resolution of the Celestial Claim pursuant to which $375,000 shall be paid on the Effective Date, and mutual releases shall be exchanged. The Celestial settlement is conditioned upon Confirmation of the Plan. Upon approval of the Celestial Settlement, the pending adversary proceeding with Celestial, (Adv. Pro. No. 11-02785-EPK), shall be dismissed with prejudice.

F.	The Liquidating Trust

1.	Appointment of a Liquidating Trustee

The Debtor has selected Joseph J. Luzinski to act as Liquidating Trustee commencing on the Effective Date. The Liquidating Trustee will perform the duties reserved for such person in the Plan.

2.	Segregated Funds

The Plan will be funded with, among other things, (a) the proceeds of the sale of substantially all of the Debtor’s assets (the “Sale Proceeds”), and (b) the wind down escrow (the “Wind-Down Escrow”) established in connection with the Sale.

In the event that the following matters are not resolved prior to the Effective Date, the Liquidating Trustee shall establish an Unresolved Claims Reserve pending resolution of the following disputed or unresolved matters:

a.          In the event that the Siemens Settlement as set forth in more detail in Section IV(D)(1) of this Disclosure Statement, and Section 5.3.1 of the Plan is not approved by the Bankruptcy Court at confirmation, the Debtor will establish a reserve in the amount of $1,361,524.73, pending final adjudication of the Siemens Disputed Claim.

b.          In the event that the SMC Settlement set forth in more detail in Section IV(D)(2) of this Disclosure Statement, and 5.3.2 of the Plan, is not approved by the Bankruptcy Court, the Debtor will establish a reserve in the total amount of $3,928,615.10, pending final adjudication of the Senior Management Claims.

b.  A reserve will be established pending resolution of the rejection damage Claim of Celestial in the amount of $500,000;

c.   A reserve will be established pending a determination of the amount of tax claims in the amount of $5 Million.

In addition, on the Effective Date, the Liquidating Trust shall set aside a reserve in the amount of not less than $637,250 which shall be earmarked to pay the administrative fees and expenses to be incurred by the Liquidating Trust in the administration of the Liquidating Trust, including pursuit of various Claims and causes of action, resolving the disputes set forth above, and payment of the Liquidating Trust professionals.

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3.	Role of the Liquidating Trustee

In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, the Liquidating Trustee shall, among other things, have the rights, powers and duties, subject to the limitations set forth in the Liquidating Trust Agreement: (i) to hold, manage, dispose of, sell, convert to Cash, and distribute the Liquidating Trust Assets, including investigating, prosecuting and resolving the Litigation Claims and Causes of Action belonging to the Liquidating Trust; (ii) to hold the Liquidating Trust Assets for the benefit of the Liquidating Trust Beneficiaries that are entitled to Distributions therefrom under the Plan, whether their Claims or Interests are Allowed on or after the Effective Date; (iii) in the Liquidating Trustee's reasonable business judgment, in consultation with the Liquidating Trust Advisory Board to investigate, prosecute, settle, liquidate, dispose of, and/or abandon the Liquidating Trust Assets, including rights, Litigation Claims, Causes of Action, or litigation of the Liquidating Trust; (iv) to monitor and enforce the implementation of the Plan; (v) to file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to the Liquidating Trust or the Debtor; (vi) in the Liquidating Trustee's reasonable business judgment, to reconcile and object to Claims against the Debtor or the applicable Liquidating Trust, and manage, control, prosecute and/or settle on behalf of the applicable Estate and/or Liquidating Trust Objections to Claims on account of which the Liquidating Trustee will be responsible (if Allowed) for making Distributions under the Plan; (vii) to take all actions necessary, and create any documents necessary, to wind up the affairs of the Debtor and to implement the Plan; (viii) to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority; (ix) to act as a signatory to the Debtor for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of the Debtor’s Assets; (x) to dispose of the books and records transferred to the Liquidating Trustee in a manner deemed appropriate by the Liquidating Trustee; provided, however, that the Liquidating Trustee shall not dispose of any books and records that are reasonably likely to pertain to pending litigation in which the Debtor or its current or former officers or directors are a party without further order of the Bankruptcy Court; (xi) to take all necessary action and file all appropriate motions to obtain an order closing the Chapter 11 Case; (xii) to enter into and exercise rights under contracts that are necessary or desirable to the administration of the Liquidating Trust and execute any documents or pleadings related to the liquidation of the Liquidating Trust Assets or other matters related to the Liquidating Trust; (xiii) to establish and maintain bank accounts and terminate such accounts as the Liquidating Trustee deems appropriate; (xiv) to set off amounts owed to the Debtor against Distributions to Liquidating Trust Beneficiaries; (xv) to bring suits or defend itself against such suits, if any, as the Liquidating Trustee determines in connection with any matter arising from or related to the Plan or the Liquidating Trust Agreement that affects in any way the rights or obligations of the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Beneficiaries; (xvi) to obtain and maintain insurance coverage with respect to the liabilities and obligations of the Liquidating Trustee and the advisory board of the Liquidating Trust (as defined in the Liquidating Trust Agreement) and its members; (xvii) to take all actions necessary and appropriate to minimize any adverse state or federal tax consequences to the Liquidating Trust Beneficiaries provided such actions do not result in an adverse tax consequence to the Liquidating Trust and are consistent with and are not contrary to the treatment of the Liquidating Trust as a “grantor trust” for United States federal income tax purposes; and (xviii) to take such other and further actions as are permitted by the Plan and are not inconsistent with the Plan and the Liquidating Trust Agreement. In all circumstances, the Liquidating Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust in furtherance of the purposes of the Liquidating Trust.

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For the avoidance of doubt, and without limitation of the foregoing, the Liquidating Trustee shall explicitly have the authority to: (i) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all Claims, Causes of Action, and Litigation Claims the Debtor holds against Celestial, including but not limited to, the Claims in the complaint originally filed in Circuit Court in and for Palm Beach County, Florida, (styled as HearUSA v. Celestial Asset Holdings, LLC, Case No. 20-2007-CA-005763-XXXX-MB) and removed to the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division on November 14, 2011 pursuant to 28 U.S.C. § 1452 (Adv. Pro. No. 11-02785-EPK); (ii) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all Claims, Causes of Action, and Litigation Claims the Debtor holds against Senior Management Claimants based on Senior Management Claims, (iii) investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all D&O Claims against the D&O Parties (iv) file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to the Debtor or the Liquidating Trust, and request a prompt determination of such requests; and (v) and investigate, prosecute, settle, liquidate, dispose of, and/or abandon any and all other Claims, Causes of Action, and Litigation Claims reserved in Article 9 of the Plan whether held by the Debtor, the Creditors’ Creditors, or the Equity Committee, including any claims the Debtor may have against Siemens relating to the designation of the Celestial lease for rejection.

4.	Engagement of Post Confirmation Professionals and Compensation to Liquidating Trustee and Post Confirmation Professionals

The Liquidating Trustee may retain and compensate attorneys and other professionals to assist in its duties as Liquidating Trustee on such terms (including on a contingency or hourly basis) as the Liquidating Trustee deems appropriate without Bankruptcy Court approval; provided, however, that such compensation may not exceed the amount reflected in the Budget (as defined in the Liquidating Trust Agreement) by more than 15% for each professional, unless approved by the Liquidating Trust Advisory Board (as defined in the Liquidating Trust Agreement) or further order of the Bankruptcy Court. Without limiting the foregoing, the Liquidating Trustee may retain any professional that represented the Debtor, the Creditors' Committee, Equity Committee or other parties in interest in this Chapter 11 Case.

5.	Bond

After the Initial Distribution, the Liquidating Trustee shall post a bond in favor of the Liquidating Trust in an amount which is not less than 125% of the amount of the Assets which are Cash at any time. The cost of such bond is payable from the Assets. After making each successive Distribution provided for under the Plan and this Agreement, the Liquidating Trustee shall have the right to seek a refund of the bond premium based upon the diminution of the Assets which are Cash resulting from each such Distribution (assuming such Distribution causes a diminution of the Assets which are Cash, and subject in any case to a requirement that the Liquidating Trustee later increase the amount of such bond to the extent of the increase of Assets which are Cash, otherwise in the amount as required by the first sentence of this Section).

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6.	Resignation, Death or Removal of the Liquidating Trustee

The Liquidating Trustee may resign at any time; provided, however, that he shall file a motion with the Bankruptcy Court in connection therewith and request that a successor or replacement be appointed in accordance herewith, which motion shall be on notice to the top twenty (20) Interest Holders holding Allowed Interests and the Office of the United States Trustee. The Office of the United States Trustee or any party in interest, by motion filed with the Bankruptcy Court, or the Bankruptcy Court on its own order to show cause, may seek to remove the Liquidating Trustee for cause, including under Section 324 of the Bankruptcy Code, for the violation of any material provision of the Plan, or in the event the Liquidating Trustee becomes incapable of acting hereunder as a result of physical or mental disability and such physical or mental disability continues for a period in excess of thirty (30) days (except in the case of death, in which instance the procedures for replacement will begin immediately). In the event of a resignation or removal, the Liquidating Trustee, unless he is incapable of doing so, shall continue to perform his duties hereunder until such a time as a successor is approved by a Final Order of the Bankruptcy Court. In the event the Liquidating Trustee resigns or is removed, the successor shall the Liquidating Trust Beneficiaries, through the Liquidating Trust Advisory Board, shall have 90 days to select a successor Liquidating Trustee by filing a motion with the Bankruptcy Court. If the Liquidating Trust Beneficiaries do not select a successor Liquidating Trustee, then the Office of the United States Trustee may file a motion with the Bankruptcy Court seeking an order directing the United States Trustee to select such successor.

G.	Objections to Claims

Subject to applicable law, from and after the Effective Date, the Liquidating Trustee shall have the authority to File, settle, compromise, withdraw, arbitrate or litigate to judgment Objections to Claims pursuant to applicable procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Plan.

H.	Distributions Under the Plan

In accordance with Section 6.7 of the Plan and unless otherwise expressly provided therein, Distributions to the record Holders after the Distribution Record Date, for Allowed Claims or Allowed Interests shall be made at the address: (a) set forth in the Proofs of Claim Filed by such Holders; (b) set forth in any written notices of address change filed with the Bankruptcy Court or delivered to the Liquidating Trustee after the date on which any related Proof of Claim was Filed; (c) reflected in the Schedules relating to the applicable Allowed Claim if no Proof of Claim has been Filed and the Liquidating Trustee has not received a written notice of a change of address; or (d) provided by American Stock Transfer and Trust Company. Distribution will only be made to Record Holders as of the Distribution Record Date. Neither the Debtor nor the Liquidating Trustee as Disbursing Agent shall have an obligation to make any distribution to any Person who was not a Record Holder as of the Distribution Record Date.

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No payment of Cash in an amount of less than $100.00 shall be required to be made on account of any Allowed Claim or Allowed Interest, provided however, that if any Distribution is not made pursuant to Section 6.7.5 of the Plan, such Distribution shall be added to any subsequent Distribution to be made on behalf of the Debtor to Holders of Allowed Claims of Allowed Interests.

Checks issued in respect of Distributions under the Plan shall be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance. If any Distribution remains unclaimed for a period of 120 days after it has been delivered (or attempted to be delivered) in accordance with the Plan to the Holder entitled thereto, such Unclaimed Property shall be forfeited by such Holder. In connection with any checks that are returned as undeliverable, the Liquidating Trustee will use his best efforts to attempt to locate the Holder and reissue the check. Pursuant to Local Rule 3011-1(B)(2), unclaimed property and any de minimis proceeds remaining in the Liquidating Trust at the end of its term, shall be redistributed to the AARP Foundation, with the condition that the funds be used to educate AARP members concerning the importance and need to diagnose and treat hearing loss, or a hearing loss-related charity chosen by the Liquidating Trust Advisory Board fulfilling a similar cause or mission in the event AARP does not accept the contribution on such basis.

On the Effective Date, or as soon thereafter as practicable, the Debtor as Disbursing Agent shall distribute to the Holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Professional Claims, Allowed General Unsecured Claims, and Allowed Series J Preferred Interests, to the extent not previously paid, an amount equal to the Distribution for each respective Class as set forth in the Plan.

In connection with the Plan and the Distributions made in accordance therewith, if and to the extent applicable, the Liquidating Trustee shall comply with all tax withholding and reporting requirements imposed by any Governmental Unit and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Liquidating Trustee shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

I.	Conditions to the Effective Date

The Plan shall not become effective and the Effective Date shall not occur unless and until the following conditions are satisfied or, if waivable, waived:

(a)          The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor;

(b)          The Bankruptcy Court shall have approved the information contained in the Disclosure Statement as adequate pursuant to Section 1125 of the Bankruptcy Code;

(c)          All documents, instruments and agreements, in form and substance reasonably satisfactory to the Debtor provided for under this Plan or necessary to implement this Plan, shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby; and

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(d)          The Confirmation Order shall have become a Final Order.

J.	Modification of the Plan

Subject to the restrictions on Plan modifications set forth in Section 1127 of the Bankruptcy Code, the Debtor reserves the right to alter, amend or modify the Plan before its substantial consummation.

K.	Effect of Confirmation

Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, this Chapter 11 Case and the Plan to the fullest extent permitted by law, including among other things, jurisdiction over the subject matters set forth in Article 12 of the Plan.

Except as otherwise provided in Section 1141(d) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any Holder of a Claim against or Interest in the Debtor, and its respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under the Plan and whether or not such Holder has accepted the Plan.

L.	Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order, the occurrence of the Effective Date and the transfer of the Assets to the Liquidating Trustee, the Bankruptcy Court shall retain jurisdiction over this Chapter 11 Case after the Effective Date to the fullest extent legally permissible, including jurisdiction to, among other things:

(a)          Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all Objections to the allowance or priority of all Claims;

(b)          Hear and determine any and all Causes of Action against any Entity and rights of the Debtor that arose before or after the Petition Date, including, but not limited to, the rights and powers of a trustee and debtor-in-possession, against any Entity whatsoever, including, but not limited to, all avoidance powers granted to the Debtor under the Bankruptcy Code and all causes of action and remedies granted pursuant to Sections 502, 506, 510, 541, 542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code;

(c)          Grant or deny any applications for allowance of compensation for professionals authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

(d)          Resolve any matters relating to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which the Debtor may be liable, including, without limitation, the determination of whether such contract is executory for the purposes of Section 365 of the Bankruptcy Code, and hear, determine and, if necessary, liquidate any Claims arising therefrom;

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(e)          Enter orders approving the disposition of Post Confirmation Debtor Assets by the Liquidating Trustee;

(f)           Ensure that Distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

(g)          Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending in this Chapter 11 Case on the Effective Date;

(h)          Hear and determine matters concerning state, local or federal taxes in accordance with Sections 346, 505 or 1146 of the Bankruptcy Code;

(i)          Enter such orders as may be necessary or appropriate to enforce, implement or consummate the provisions of the Plan and the Confirmation Order, including any settlements whether or not approved in connection with the Plan;

(j)          Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order;

(k)          Permit the Debtor, to the extent authorized pursuant to Section 1127 of the Bankruptcy Code, to modify the Plan or any agreement or document created in connection with the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan or any agreement or document created in connection with the Plan;

(l)          Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(m)        Enter and enforce such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or Distributions pursuant to the Plan are enjoined or stayed;

(n)          Determine any other matters that may arise in connection with or relating to the Plan or any agreement or the Confirmation Order;

(o)          Enter any orders in aid of prior orders of the Bankruptcy Court;

(p)          Enter a final decree closing the Chapter 11 Case; and

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(q)          Enforce the terms and conditions of the Sale Order, the Bidding Procedures Order, and the Asset Purchase Agreement, and the Transition Services Agreement (as defined in the Sale Order), in all respects and to decide any disputes concerning the Sale Order and the Asset Purchase Agreement, or the rights and duties of the parties thereunder or any issues relating to the Asset Purchase Agreement or the Sale Order, including, but not limited to, the interpretation of the terms, conditions and provisions thereof, the status, nature and extent of the Purchased Assets and any Assigned Contracts and all issues and disputes arising in connection with the relief authorized therein, inclusive of those concerning the transfer of the assets free and clear of all Liens, Claims, Encumbrances and Interests.

M.	Treatment of Executory Contracts and Unexpired Leases

On the Effective Date, all executory contracts and unexpired leases that exist between the Debtor and any Entity which have not previously been assumed and assigned to the Purchaser pursuant to the terms of the Sale Order and Asset Purchase Agreement or other Order of the Court, shall be rejected in accordance with the provisions and requirements of Section 365 of the Bankruptcy Code. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, effective as of the Effective Date, approving such rejections.

Proofs of Claim for alleged damages arising from the rejection pursuant to the Plan, the Confirmation Order or any subsequent Order of the Bankruptcy Court, of any executory contract or any unexpired lease shall be Filed with the Bankruptcy Court and served on counsel for the Debtor or the Liquidating Trustee not later than 30 days after the service of the earlier of: (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected (including service of an Order of the Bankruptcy Court providing for such rejection). Any Holder of a Claim arising from the rejection of any executory contract or any unexpired lease that fails to File a Proof of Claim on or before the date specified in this paragraph shall be forever estopped and enjoined from asserting such Claims in any manner against the Debtor, its Estate, any other Person or Entity or the Purchaser (or Filing Proofs of Claim with respect thereof) or its property and the Debtor shall be forever discharged from all indebtedness or liability with respect to such Claims, and, if applicable, such Holders shall not be permitted to vote on the Plan or to participate in any Distribution in this Chapter 11 Case on account of such Claims or to receive further notices regarding such Claims and shall be bound by the terms of the Plan.

The Bankruptcy Court shall determine any Objections to any Proofs of Claim Filed in accordance with Section 8.2 of the Plan at a hearing to be held at a date to be determined by the Bankruptcy Court. Unsecured Claims arising out of the rejection of executory contracts and unexpired leases shall, pursuant to Section 502(g) of the Bankruptcy Code, be Allowed Class 3 Claims entitled to the same treatment under the Plan received by the other Allowed Class 3 Claims.

Except and to the extent previously assumed by the Purchaser pursuant to the Sale Order and the Asset Purchase Agreement or other order of the Bankruptcy Court on or before the Confirmation Date, all employee compensation and benefit programs of the Debtor, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be rejected.

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Notwithstanding anything in Article 8 of the Plan to the contrary, unless assumed by the Purchaser pursuant to the Sale Order and the Asset Purchase Agreement, all employment and/or compensation agreements between the Debtors and any employees shall be deemed rejected in accordance with the provisions and requirements of Section 365 of the Bankruptcy Code.

N.	Preservation of Rights of Setoffs

The Liquidating Trustee may, but shall not be required to, setoff against or recoup from any Claim and from any payments to be made pursuant to the Plan in respect of such Claim any claims of any nature whatsoever that the Debtor may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Liquidating Trustee of any such claim they may have against such claimant.

O.	Exculpation and Limitation of Liability

Except as otherwise provided in the Plan, the Confirmation Order, the Sale Order, the DIP Loan Order or any other Final Order of this Court, as of the Effective Date, the “Released Parties” (defined as the Debtor, the Creditors’ Committee, the Equity Committee,  the DIP Lender, the Purchaser, each advisor of the Debtor, the Creditors’ Committee, the Equity Committee, the DIP Lender and the Purchaser, and each of their respective officers, directors, members, employees, representatives, counsel, advisors, agents, parents, subsidiaries and affiliates, and each of their respective successors and assigns) shall neither have nor incur any liability for any Claim, Cause of Action, or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of: (i) this Chapter 11 Case; (ii) the formulation, dissemination, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, including, without limitation, any liability for failing to make a Distribution to Persons who were not Records Holders as of the Distribution Record Date; (iii) the Asset Purchase Agreement and the transactions contemplated thereunder; (iv) the DIP Facility; (v) wind-down funding; or (vi) any other act or omission in connection with the Chapter 11 Case, the Plan, the Asset Purchase Agreement, the Wind Down Costs, the Wind Down Expense Reserve, the Unresolved Claims Reserve, the DIP Facility or any other contract or other agreement or document related thereto or delivered thereunder; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that such act or omission is determined by Final Order to have constituted willful misconduct or gross negligence. Notwithstanding anything herein to the contrary, the exculpation and limitation of liability provided for herein shall not apply to any acts of omissions that occurred prior to the Petition Date. Further, neither an Order confirming the Plan, nor the Asset Purchase Agreement, is binding upon the United States SEC with respect to the enforcement of its police or regulatory powers or limits the SEC from pursuing any police or regulatory enforcement action or otherwise performing its statutory duties against any person or entity, in any forum.

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P.	Siemens Release

The Plan provides for certain releases between the Debtor and Siemens on and as of the Effective Date. Specifically, effective as of the Effective Date, provided the Siemens Settlement is approved, and except as otherwise provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, on behalf of itself and the Estate, and Siemens, will be deemed to have forever released one another and to have waived any and all of their respective claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities against one another, other than the rights of the Debtor or the Liquidating Trustee to enforce the Plan, the Sale Order, the Transition Services Agreement (as defined in the Sale Order), and the contracts, instruments, releases, indentures, and other agreements or documents delivered under each of the foregoing, whether arising from or for tort, contract, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence, including actions in connection with indebtedness for money borrowed by the Debtor, taking place on or prior to the Effective Date in any way relating to the Debtor, on behalf of itself and the Estate, the Chapter 11 Case, or the Plan, including (but not limited to) specifically: (i) actions in connection with indebtedness for money borrowed by the Debtor, (ii) actions and representations in connection with the Credit Agreement, the Supply Agreement, the Investor Rights Agreement, or any other security agreements; (iii) actions in connection with any declaration of default in the Credit Agreement; and (iv) any other actions in connection with the acquisition of substantially all of the Debtor’s assets; provided, however, and for the avoidance of doubt, this Section shall not be construed to release Siemens and/or the Purchaser from any claim or Cause of Action held solely and directly against Siemens and/or Purchaser by anyone other than the Debtor or the Estate, including the claims of any Claim or Interest Holder or the direct claims of any Interest Holder, and shall not release Siemens and/or the Purchaser from any Claim(s) or Cause(s) of Action the Debtor may have against Siemens and/or the Purchaser the Debtor may have against Siemens and/or the Purchaser solely for money damages arising in connection with the designation of the Celestial lease for rejection, (and all of Siemens’ and/or Purchasers’ claims and defenses in connection with designation of the Celestial Lease shall also be preserved); further, this section shall not in any way impair or impede the prosecution of any enforcement action brought by the SEC or any other regulatory agency with respect to or against Siemens in any appropriate forum. [The language and scope of this Release is the subject of ongoing negotiations between the Debtor, Siemens and the Equity Committee.]

The Debtor conducted an investigation and evaluation the Credit Agreement, the Supply Agreement, and the Investor Rights Agreement, including a thorough investigation of claims of the Debtor arising from, or in connection with, the Credit Agreement, the Supply Agreement, and the Investor Rights Agreement. Certain of the Debtor’s potential claims and Causes of Action arising from, or in connection with, the Credit Agreement, the Supply Agreement, and the Investor Rights Agreement were investigated in more detail than others due to the Company’s limited resources to pursue ongoing litigation in various jurisdictions, while simultaneously managing its obligations to maximize Distributions to all parties in this bankruptcy proceeding. It is the Debtor’s believe that while the foregoing claims and Causes of Action may have viability, the Debtor’s Estate is best served by the Siemens Settlement which is part of the Plan.

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V.          CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

The Bankruptcy Court has scheduled a joint hearing for consideration of confirmation of the Plan and final approval of the Disclosure Statement for May 7, 2012 at 1:30 p.m. (prevailing Eastern time) before the Honorable Erik P. Kimball, Bankruptcy Judge for the Southern District of Florida located at the United States Bankruptcy Court, Flagler Waterview Building, 1515 North Flagler Drive, Room 801, Courtroom B, West Palm Beach, Florida 33410. The Confirmation Hearing may be adjourned from time to time without notice except as given at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that Objections, if any, to the confirmation of the Plan or the adequacy of the Disclosure Statement be served on or before April 27, 2012 in the manner prescribed in the Notice accompanying this Disclosure Statement, attached hereto as Exhibit 1.

B.	Confirmation Standards

For a plan to be confirmed, the Bankruptcy Code requires, among other things, that a plan be proposed in good faith and comply with the applicable provisions of Chapter 11 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code also imposes requirements that at least one class of impaired claims accept a plan, that confirmation of a plan is not likely to be followed by the need for further financial reorganization, that a plan be in the best interest of creditors, and that a plan be fair and equitable with respect to each class of claims or interests which is impaired under the plan.

The Bankruptcy Court will confirm a plan only if it finds that all of the requirements enumerated in Section 1129 of the Bankruptcy Code have been met. The Debtor believes that the Plan satisfies all of the requirements for confirmation.

VI.          FUNDING AND FEASIBILITY OF THE PLAN

A.	Funding of the Plan

The Plan will be funded from the approximately $53,819,952 of remaining proceeds of the Sale of substantially all of the Debtor’s assets, and from the vesting of all other Assets and belongings of the Debtor not previously sold to Purchaser, including all Assets that were or may be created by virtue of the Bankruptcy Code or efforts of the Debtor and the Liquidating Trustee, the remainder of any funds in the Professional Expense Escrow, and all other Assets or Causes of Action of the Debtor, all Assets of the Committees in this Chapter 11 Case, and proceeds from all Litigation Claims and Causes of Action

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B.	Potential Claims/ Causes of Action

1.1          Under the Plan, all of the Debtor’s Litigation Claims (including Avoidance Actions) and other Causes of Action will be transferred to the Liquidating Trust and the Liquidating Trustee will have the exclusive right to investigate and determine the appropriateness of enforcing any and all Causes of Action against any Entity and rights of the Debtor that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Entity whatsoever, including but not limited to all avoidance powers granted to the Debtor under the Bankruptcy Code and all Causes of Action and remedies granted pursuant to sections 502, 506, 510, 541, 542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code. Further, the Liquidating Trustee shall have the exclusive right to prosecute and enforce any Litigation Claims as defined in Article 1 of the Plan. The Claims that may be pursued post-Confirmation including Avoidance Actions (described below) and Claims against certain of the Debtor’s insiders and their related or affiliated entities, include without limitation the following:

1.          Any and all claims against Celestial, including but not limited to those set forth in the removed action, Adversary Proceeding No.11-02785-EPK.

2.          All rights set forth in the Transition Services Agreement entered into between the Debtor and the Purchaser in connection with the Sale.

3.          Any and all D&O Claims. D&O Claims include claims or causes of action against the D&O Parties. These potential Claims include, without limitation, breach of fiduciary duty, corporate waste and deepening insolvency relating to certain prepetition conduct, transactions and actions by the Debtor’s former officers and directors. Specifically, D&O Claims include, but are not limited to, alleged breaches of fiduciary duty of the Debtor’s former officers and directors for (i) allowing the Debtor to incur or continue to incur additional debt, without regard to the Debtor’s ability to pay such debt, causing the Debtor to become insolvent or enter the zone of insolvency, (ii) failing to cause the Debtor to file a Chapter 11 bankruptcy petition sooner than the Petition Date in an attempt to preserve enterprise value and/or maximize the value of the Debtor’s assets, and (iii) other breaches that may be determined through discovery. The Liquidating Trustee may also pursue Claims against any professionals, advisors, consultants, or other Persons who may have assisted such former officers in the misconduct that gives rise to such claims, as either principal tortfeasors or under an aiding and abetting theory. Because the D&O Claims have not been asserted, the estimated recoveries are currently unknown.

4.          In addition to any state law and federal law claims outlined above, the Liquidating Trustee may pursue preferential and/or fraudulent transfer claims against the aforementioned insiders and other third parties for avoidance and recovery of certain pre-petition transfers made to such Persons by the Debtors, and such claims shall be preserved for the benefit of the Estate and the Liquidating Trust.

5.          Reserved to the Liquidating Trustee shall also be the right to prosecute any available Causes of Action and Objections to Claims held by any Committee to this Chapter 11 Case, and such rights shall be preserved for the benefit of the Estate and the Liquidating Trust, and any and all other Claims or Causes of Action set forth in the Plan.

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C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the Debtor be able to perform its obligations under the Plan. For the purposes of determining whether the Plan meets this requirement, the Debtor analyzed its ability to meet its obligations under the Plan. The Debtor believes that it has adequate funding to be able to meet its obligations under the Plan.

D.	Risk Factors Associated with the Plan

Holders of Claims against and Interests in the Debtor should read and consider carefully the information set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference). This information, however, should not be regarded as the only risk involved in connection with the Plan and its implementation. Other risk factors include, without limitation, the following

1.          Financial Information; Disclaimer

Although the Debtor has used its best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available to the Debtor at the time of the preparation of the Plan and Disclosure Statement. While the Debtor expects that such financial information fairly reflects the financial condition of the Debtor, the Debtor is unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

2.          Failure to Confirm Plan

The Plan may not be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things: (i) that the confirmation of the Plan not be followed by liquidation or a need for further financial reorganization, unless, as is the case here, the Plan provides for such liquidation; (ii) that the value of Distributions to dissenting Holders not be less than the value of Distributions to such Holders if the Debtor were liquidated under chapter 7 of the Bankruptcy Code; and (iii) that the Plan and the Debtor, as proponent of the Plan, otherwise comply with the applicable provisions of the Bankruptcy Code. The Debtor intends to seek confirmation by “cramdown” under Section 1129(b) of the Bankruptcy Code. The Bankruptcy Court can confirm the Plan notwithstanding the deemed rejection of Class 5 Common Equity Interests if as to the Impaired non-accepting class, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to Class 5. Although the Debtor believes that the Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.          Delays of Confirmation or Effective Date

Any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased administrative costs, including Professional Claims. These negative effects of delays of either confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court.

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4.          Certain Tax Considerations

There are a number of material United States federal income tax considerations, risks and uncertainties associated with consummation of the Plan and in determining the amount of Secured Tax Claims that are to be paid and currently estimated in the Plan. Holders of Claims and Interests, along with other interested parties, should read carefully the discussion set forth in Article VIII of this Disclosure Statement (“Certain United States Federal Income Tax Consequences of the Plan”) for a discussion of the material United States federal income tax consequences and risks for Holders of Claims resulting from the transactions occurring in connection with the Plan.

5.          Claims Could Be More Than Projected, Assets Could Be Less Than Projected

The Allowed amount of certain Claims could be greater than projected due to the extent of the Debtor’s potential tax liability arising from the Sale, the adjudication of the Siemens Disputed Claim in an amount greater than the amount set forth in the Siemens Settlement, if the settlement in the Plan with Siemens is not approved, the adjunction of the Senior Management Claims held by Senior Management Claimants in an amount greater than the amounts set forth in the SMC Settlement in the Plan, if the SMC settlement is not approved, and the determination of the amount of the Celestial rejection damages Claim, in an amount greater than anticipated by the Debtor. Any variance in the ultimate disposition of these Claims, could in turn, could cause the amount of Distributions to Interests to be reduced. The time and expense required to resolve all Objections, liabilities, and Claims, may be expanded and cause additional expense and delay in the Distribution of the Liquidating Trust Assets. Additional expense and delay in the Distribution of Liquidating Trust Assets may lead to a reduction in the amount of the Final Distribution to the Liquidating Trust beneficiaries, or the Holders of Unresolved Claims. Further, contingent liabilities and Claims may arise that have not yet been incurred or asserted. At this time the Debtor is unaware of and therefore unable to identify or assess any such contingent or unasserted Claims, or the magnitude of any Claims that may be asserted.

6.          No Legal Or Tax Advice Is Provided To You By This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Claim or Interest Holder should consult his, her, or its own legal counsel and accountant as to legal, tax, and other matters concerning his, her, or its Claim or Equity Interest. This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine whether or not to object to confirmation of the Plan.

VII.        ALTERNATIVES TO THE PLAN AND LIQUIDATION ANALYSIS

Although this Disclosure Statement is intended to provide information to assist a Claim Holder or Interest Holder in determining whether to object to confirmation of the Plan, a summary of alternatives to confirmation of the Plan, and a liquidation analysis should be helpful.

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If the Plan is not confirmed the following alternatives are available (a) conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code, or (b) dismissal of this Chapter 11 Case leaving creditors and Interest Holders to pursue available non-bankruptcy remedies. These alternatives to the Plan are very limited and not likely to benefit Claim or Interest Holders. The most likely result if the Plan was not confirmed is that the Chapter 11 Case would be converted to a case under Chapter 7 of the Bankruptcy Code. The Debtor believes that conversion of the Chapter 11 Case to Chapter 7 case would result in (i) significant delay in Distributions to all Holders of Claims who could have received a Distribution under the Plan and (ii) diminished recoveries for Class 5 Equity Interests. If the Chapter 11 Case is dismissed, creditors would be free to pursue non-bankruptcy remedies in their attempts to satisfy Claims against the Debtor. However, in that event, creditors would be faced with the costs and difficulties of attempting, each on its own, to collect Claims from non-operating entities.

As a condition to confirmation of the Plan, the Debtor must demonstrate that each creditor holding an Impaired Claim or Interest will receive at least what it would receive in a Chapter 7 case. This condition is known as the “best interests test”. Typically, a Chapter 11 disclosure statement provides for a comparison of the projections of the future performance of the reorganized debtor versus what Holders of Claims and Interests would receive if they rejected the Plan and the Debtor’s assets were liquidated in a Chapter 7 case. In this case, as is authorized by the Bankruptcy Code, the Debtor has filed a Plan which proposes to liquidate all of the Estate’s remaining assets for the benefit of Holders of Claims and Interests (unless certain of such assets are abandoned as not providing value to creditors). The Debtor believes that the Plan will provide a greater Distribution than would be achieved if the case were converted to a Chapter 7. A preliminary liquidation analysis with estimated recoveries is attached hereto as Exhibit B and remains subject to change.

VIII.    CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

A description of certain United States (“U.S.”) federal income tax consequences of the Plan is provided below. Only the potential material U.S. federal income tax consequences of the Plan to the Debtor and to a hypothetical investor typical of the Holders of Claims and Interests who are entitled to vote to confirm or reject the Plan (i.e., the Holders of Allowed Class 5 Interests) or whose Claims are otherwise Impaired, are described below.4 No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan, and no tax opinion is being given in this Disclosure Statement. No rulings or determinations of the Internal Revenue Service (the “IRS”) or any other tax authorities have been obtained or sought with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtor or to any particular Holder of Claims or Interests. No assurance can be given that the IRS or other tax authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

 4 The Holders of Class 5 Interests, although technically impaired, are entitled to vote to accept or reject the Plan; however, in order to maximize the distribution to Class 5, the Debtor has sought to be excused from solicitation to the Holders of Class 5 Interests in the Plan Procedures Motion (ECF 658).

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The discussion of the U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated and proposed thereunder, judicial decisions, and administrative rulings and pronouncements of the IRS and other applicable authorities, all as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated in the future could alter or modify the analyses and conclusions set forth below. It cannot be predicted at this time whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Debtor or to the Holders of Claims and Interests. Any such changes or interpretations may be retroactive and could significantly affect the U.S. federal income tax consequences discussed below.

THIS DISCUSSION DOES NOT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN, NOR DOES IT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS (SUCH AS FOREIGN ENTITIES, NONRESIDENT ALIEN INDIVIDUALS, PASS-THROUGH ENTITIES SUCH AS PARTNERSHIPS AND HOLDERS THROUGH SUCH PASS-THROUGH ENTITIES, S CORPORATIONS, MUTUAL FUNDS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, SMALL BUSINESS INVESTMENT COMPANIES, REGULATED INVESTMENT COMPANIES, CERTAIN SECURITIES TRADERS, BROKER-DEALERS AND TAX-EXEMPT ORGANIZATIONS). FURTHERMORE, ESTATE AND GIFT TAX ISSUES ARE NOT ADDRESSED HEREIN.

NO REPRESENTATIONS ARE MADE REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE PLAN TO ANY HOLDER OF CLAIMS OR INTERESTS. EACH HOLDER OF CLAIMS OR INTERESTS IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

A.	U.S. Federal Income Tax Consequences to the Debtor

The Debtor and its wholly-owned subsidiary, Auxiliary Health Benefits Corporation d/b/a National Ear Care Plan, (the “Sellers”) will recognize gain on the sale of assets to the Purchaser pursuant to the Asset Purchase Agreement described herein in an amount equal to the difference between the amount realized (generally, the amount of cash and the fair market value of any other property received plus liabilities of, or attributable to, the Sellers assumed by the Purchaser) and Sellers’ tax basis in the assets sold. Such gain may be reduced (or eliminated) for regular U.S. federal income tax purposes by the Sellers’ consolidated current year taxable losses and their available net operating loss (“NOL”) carryovers from prior years; provided, however, that for alternative minimum tax (“AMT”) purposes5, the alternative tax NOL (“ATNOL”) deduction generally cannot reduce the alternative minimum taxable income (“AMTI”) by more than 90% of AMTI computed without regard to the ATNOL deduction.

5 In general, AMT is imposed on a corporation’s AMTI at a rate of 20% to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. AMTI is generally equal to the corporation’s regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated.

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Set forth below is a preliminary summary of the projected U.S. federal income tax liability based on certain assumptions (“Preliminary Tax Summary”):

Preliminary Tax Summary
(US $MMs)
	Reg. Tax	AMT Tax
Total proceeds from sale of assets[6]	$109.7	$109.7
Less: Estimated Selling Expenses	(2.0)	(2.0)
Less: Tax Basis of Assets[7]	(40.7)	(40.7)
Projected Gain on Sale of Assets	$67.0	$67.0
Less: Projected Current Year Net Loss	(4.3)	(4.3)
Projected Net Taxable Income[8]	$62.7	$62.7
NOL Carryforward[9]	(62.7)	(56.4)
Projected Net Taxable Income After NOL	$0.0	$6.3
Estimated Federal Income Tax Payable[10]	$0.0	$1.2

The Liquidating Trustee will hold, in escrow, an amount equal to the Debtor’s estimate of federal income tax payable plus an additional amount deemed appropriate until the final tax payment is calculated and due, to the extent that any estimated taxes are not paid.

It should be noted that on or about February 7, 2012, the Purchaser provided the Debtor with a revised schedule reflecting a total purchase price (excluding acquisition expenses) of $109.7 million and allocating the purchase price among the various classes of assets purchased (“Purchase Price Allocation”).11 As of the date of this Disclosure Statement, the Debtor and its tax advisor are in the process of reviewing the Purchase Price Allocation schedule and the supporting information provided by the Purchaser.

6 See footnote 9, below.

7 See footnote 9, below.

8 The projected net taxable income assumes that certain professional fees are not currently deductible. An analysis of these fees, which as of the date of this Disclosure Statement has not been completed, may result in a portion of these fees being currently deductible in which case the projected net taxable income would be reduced accordingly.

9 According to the Debtor’s prior year’s tax return, the Debtor has approximately $70.0 million of NOL carryforward to offset current year regular taxable income and approximately $67.9 million of ATNOL to offset current year AMTI, subject to 90% limitation described above.

10 Section 3.1(a)(iii) of the Asset Purchase Agreement includes “the elimination of a rejection damages claim under the Siemens Supply Agreement” as a component of the Purchase Price, although footnote 1 to the Asset Purchase Agreement (and paragraph 46 of the Sale Order approved by the Bankruptcy Court) expressly states that the Debtor and Purchaser have agreed that solely for purposes of the comparison of bids from the Purchaser and the stalking horse bidder, William Demant Holdings A/S, during the auction, the offer by the Purchaser would include an amount equal to $20 million (the “Rejection Damages Claim Amount”) corresponding to the agreed value of eliminating the possibility of a rejection damages claim regarding the Siemens Supply Agreement as long as the Purchaser was the prevailing bidder, and that such agreed value was not to be used for any other purposes. The total proceeds from the sale of assets referenced above in the Preliminary Tax Summary does not include this Rejection Damages Claim Amount. If the Rejection Damages Claim Amount is included for U.S. federal income tax purposes as part of the total sales price of the assets sold to the Purchaser, then the total proceeds from the sale of assets would be increased by $20 million, in which case the Debtor anticipates that the tax basis of assets sold would be likewise increased by $20 million or, alternatively, the current year net loss would be likewise increased by $20 million, in either case resulting in no net effect on the estimated federal income tax payable by the Debtor.

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The Debtor intends to seek a prompt determination from the Internal Revenue Service of any unpaid U.S. federal income tax liabilities when Debtor files its U.S. federal income tax return which the Debtor anticipates filing on or before the due date of such return. Under Section 505(b)(2) of the Bankruptcy Code, the Debtor may request a prompt determination of any unpaid tax liabilities of the estate during the administration of the case by submitting a written request for prompt determination to the government unit charged with the responsibility for collection or determination of such tax (“Applicable Government Unit”), together with two copies of the applicable tax return. This request for prompt determination from the Internal Revenue Service must contain certain information described in Revenue Procedure 2006-24, 2006-22 I.R.B. 943 (5/30/06). By filing this request for prompt determination, the estate, the trustee, the Debtor and any successor to the Debtor (collectively, the “Applicable Parties”) are discharged from any liability for such tax upon payment of the tax shown on such return unless (i) the Applicable Government Unit notifies the trustee within 60 days after the request for prompt determination that the tax return has been selected for examination, and (ii) the Applicable Government Unit completes the examination and notifies the trustee of any tax due within 180 days after the request for prompt determination (or within such additional time as the Bankruptcy Court, for cause, permits).

B.	State and Local Income Taxes Consequences to the Debtor

As noted herein, as of the Petition Date, the Debtor owned 134 centers throughout 10 states: Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, Pennsylvania, South Carolina and 38 centers in California (through HEARx West). The Debtor may have tax liabilities owed to one or more of these states as well as other taxing authorities within these states. While a complete analysis of income and business taxes which may be owed to the various tax authorities has not been completed, the Debtor and its tax advisor believe that the total amount of these tax liabilities could be as great as $2.0 million.12 The Liquidating Trustee will hold, in escrow, an amount equal to the Debtor’s estimate of state income tax payable plus an additional amount deemed appropriate until the final tax payment is calculated and due, to the extent that any estimated taxes are not paid.

The Debtor intends to seek a prompt determination from the Applicable Government Unit of any unpaid state or local tax liabilities when Debtor files its state or local tax returns which the Debtor anticipates filing on or before the due date of such returns – see Section A, above.

11 See footnote 9, above.

12This amount may be greater if the Rejection Damages Claim Amount is included for state income tax purposes as part of the total sales price of the assets sold to the Purchaser.

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C.	U.S. Federal Income Tax Consequences to the Holders of Allowed Class 5 Interests

On the Effective Date of the Plan, the Holders of Allowed Class 5 Interests will have their respective Interests fully redeemed by the Debtor. This complete redemption will be accomplished by providing such Holders with a Beneficial Interest in the Liquidating Trust created under the Plan (as described below) in full and complete cancellation of their Allowed Class 5 Interests. The Holders of Allowed Class 5 Interests will generally recognize gain or loss with respect to their redeemed Interests in an amount equal to the difference between the amount realized under the Plan in respect of their redeemed Interests and their tax basis in the redeemed Interests. In addition, in the case of Holders of Allowed Class 5 Interests who are exercising vested stock options (“Holders of Allowed Equity Compensation Interests”), a portion of the consideration received in satisfaction of such Claims may be included by those Holders as compensation income (ordinary income) to the extent not previously included in income, and may be subject to applicable withholding. The U.S. federal income tax consequences to the Holders of Allowed Class 5 Interests (excluding Holders of Allowed Equity Compensation Interests) are more fully described in Section E.2. below. Holders of Allowed Class 5 Interests should consult with their own tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

D.	U.S. Federal Income Tax Consequences to the Holders of Claims

The U.S. federal income tax consequences of the Plan to the Holders of Claims will depend on a number of factors, including, without limitation, the following: (i) whether the Claim constitutes a “security” for U.S. federal income tax purposes; (ii) the nature and origin of the Claim; (iii) the manner in which the Holder acquired the Claim; (iv) the length of time the Claim has been held; (v) whether the Claim was acquired at a discount; (vi) whether the Holder has taken a bad debt deduction or loss with respect to the Claim (or any portion thereof) in the current year or in any prior year; (vii) whether the Holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (viii) the Holder’s method of tax accounting; (ix) whether the Claim is an installment obligation for U.S. federal income tax purposes; and (x) the timing of any Distribution under the Plan with respect to the Claim. Holders of Allowed Claims will generally recognize gain or loss with respect to their Claims in an amount equal to the difference between the amount realized (generally, the amount of cash and the fair market value of any other property received) with respect to their Claims and their tax basis in the Claims. In general, the character of any gain or loss recognized by such Holder as capital or ordinary will depend on whether the Claim constitutes a capital asset in the hands of the Holder. To the extent that a debt instrument is acquired after its original issuance for less than the issue price of such instrument, it will have market discount. A Holder of a Claim with market discount must treat any gain recognized on the satisfaction of such Claim as ordinary income to the extent that it does not exceed the market discount that has already been accrued with respect to such Claim. In addition, Holders of Claims will recognize ordinary income to the extent they receive cash or other property that is allocable to accrued but unpaid interest that the Holder has not yet included in its income. There may also be state, local or foreign tax considerations applicable to particular Holders of Claims, none of which are discussed herein. Holders of Claims should consult with their own tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

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E.	U.S. Federal Income Tax Treatment of the Liquidating Trust and its Beneficial Owners

1.	U.S. Federal Income Tax Characterization of the Liquidating Trust

The Liquidating Trust is intended to be treated for U.S. federal income tax purposes as a liquidating trust within the meaning of Section 301.7701-4(d) of the Treasury Regulations. As such, the Liquidating Trust should be treated as a “grantor” trust pursuant to Sections 671 through 678 of the Tax Code, except as discussed in Section 3 below. Assuming that this tax treatment is correct, and subject to the exception discussed in Section 3 below, the Liquidating Trust will not be treated as a separate entity for U.S. federal income tax purposes; instead, the Holders of the Beneficial Interests in the Liquidating Trust (i.e., the Liquidating Trust Beneficiaries) will be treated as the “grantors” of the Liquidating Trust’s Assets and will be treated as owning their respective Pro Rata shares of such Assets, subject to any liabilities of the Debtor assumed by the Liquidating Trust and any liabilities of the Liquidating Trust itself. Holders of Beneficial Interests in the Liquidating Trust will include the Holders of Allowed Class 5 Interests that have not been paid as of the Effective Date and the Holder of any Unresolved Claim provided for in the Unresolved Claims Reserve. It is anticipated that the Liquidating Trustee will not be requesting a ruling from the IRS regarding the “grantor trust” status of the Liquidating Trust for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not dispute such tax treatment of the Liquidating Trust. Holders of the Beneficial Interests in the Liquidating Trust should consult with their own tax advisors regarding the tax treatment of the Liquidating Trust for U.S. federal income tax purposes.

2.	Establishment and Taxation of the Liquidating Trust

Except as discussed in Section 3 below, the transfer of the Liquidating Trust Assets (to the extent not distributed to the Holders of Claims and Interests as of the Effective Date) to the Liquidating Trust will be treated for U.S. federal income tax purposes as a deemed transfer of the Liquidation Trust Assets from the Debtor to the Holders of Beneficial Interests in the Liquidating Trust, subject to any liabilities of the Debtor or the Liquidating Trust payable from the proceeds of such assets, followed by such Holders’ deemed transfer of such assets (subject to such liabilities) to the Liquidating Trust in exchange for their respective Beneficial Interests in the Liquidating Trust, all as of the Effective Date of the Plan. Thus, on the Effective Date, each such Holder should be treated as transferring its Claims or Interests to the Debtor in exchange for the Holder’s Pro Rata share of the applicable Liquidating Trust Assets (subject to any liabilities of the Liquidating Trust) followed by the Holder’s transfer of such assets (subject to applicable liabilities) to the Liquidating Trust. The “applicable Liquidating Trust Assets” are the Liquidating Trust Assets (or the proceeds thereof) from which a Holder of a Beneficial Interest in the Liquidating Trust may be entitled to receive a Distribution under the Plan. Each such Holder should recognize gain or loss equal to the difference between the fair market value of the applicable Liquidating Trust Assets as of the Effective Date (subject to any applicable liabilities) and the Holder’s adjusted tax basis in its Claims or Interests. The Liquidating Trustee shall make a good-faith valuation of the Liquidating Trust Assets as of the Effective Date, and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including the Debtor, the Liquidating Trustee and the Liquidating Trust Beneficiaries) for all U.S. federal income tax purposes. The character of any gain or loss will be determined by reference to the character of the asset sold. For example, if a Holder of Allowed Class 5 Interests held stock in the Debtor which was a capital asset in the Holder’s hands, within the meaning of Section 1221 of the Tax Code, that Holder’s gain or loss would be a capital gain or loss (either long-term or short term depending on the Holder’s holding period for the stock). The tax basis of the applicable Liquidating Trust Assets deemed received by the Holder in the exchange will equal the amount realized by that Holder and the holding period for such assets will begin on the day following the exchange. Each Holder of a Beneficial Interest in the Liquidating Trust will be required to report on its U.S. federal income tax return its allocable share of any income, loss, deduction or credit recognized or incurred by the Liquidating Trust (including any interest or other investment income earned with respect to the Liquidating Trust Assets). The obligation of each Holder of Beneficial Interests in the Liquidating Trust to report that Holder’s share of any such income is not dependent on the Liquidating Trust distributing any cash or other proceeds. Accordingly, a Holder of Beneficial Interests in the Liquidating Trust may incur a tax liability as a result of owning a Beneficial Interest in the Liquidating Trust regardless of whether the Liquidating Trust makes a current Distribution to that Holder. Holders of Beneficial Interests in the Liquidating Trust should consult with their own tax advisors for information that may be relevant to their particular circumstances regarding the U.S. federal income tax consequences to them resulting from the establishment and operating of this Liquidating Trust.

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3.	Unresolved Claims Reserve and Disputed Ownership Fund Election

The Liquidating Trustee may elect to treat the Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” for U.S. federal income tax purposes. In the event of such election, the Holders of Unresolved Claims would not be treated as having received any portion of the Liquidating Trust Assets (nor having re-contributed such Assets to the Liquidating Trust) for U.S. federal income tax purposes in the manner described in Section 2 above. Instead, the U.S. federal income taxation would be governed by Section 1.468B-9(b)(1) of the Treasury Regulations. If treated as a “disputed ownership fund,” the income and gain recognized with respect to the Liquidating Trust Assets allocable to the Unresolved Claims Reserve will be subject to tax annually on a separate entity basis on any net income earned with respect to the Assets in the Unresolved Claims Reserve, and all Distributions from such Unresolved Claims Reserve (which Distributions will be net of the related expenses by such Reserve) will be treated as received by the Holders of Unresolved Claims in respect of their Claims as if distributed by the Debtor. Holders of Beneficial Interests in the Liquidating Trust should consult with their own tax advisors for information that may be relevant to their particular circumstances regarding the U.S. federal income tax consequences to them of having the Unresolved Claims Reserve taxed as a “disputed ownership fund.”

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4.	Tax Reporting

The Liquidating Trustee shall file returns (including United States federal returns) for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) and in accordance with this Section. The Liquidating Trustee shall also annually (but not later than 60 days following the end of each calendar year) send to each Holder of a Liquidating Trust Beneficial Interest a separate statement setting forth the Holder’s share of items of income, gain, loss, deduction or credit and will instruct all such Holders to report such items on their United States federal income tax returns or to forward the appropriate information to their respective beneficial Holders with instructions to report such items on their United States federal income tax returns. The Liquidating Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust or the Debtor that is required by any governmental unit. Notwithstanding the foregoing, in the event that the Liquidating Trustee timely elects to treat any Liquidating Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” pursuant to Section 1.468B-9(c)(2)(ii) of the Treasury Regulations, any Holders of such Unresolved Claims who, as of the Effective Date, are Holders of Unresolved Claims shall, to the extent of such Unresolved Claims, be subject to United States federal income taxation in accordance with the rules set forth in Section 468B of the Internal Revenue Code and the Treasury Regulations thereunder.

F.	Information Reporting and Backup Withholding

Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Tax Code’s backup withholding rules, a U.S. Holder may be subject to backup withholding at the applicable rate with respect to certain Distributions or payments pursuant to the Plan, unless the Holder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact, or (ii) provides a correct U.S. taxpayer identification number and certifies under penalty of perjury that the Holder is a U.S. person, the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

G.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING UPON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

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H.	Circular 230 Disclaimer

TO ENSURE COMPLIANCE WITH U.S. TREASURY CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE PLAN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IX.     CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtor believes that confirmation of the Plan is preferable to all other alternatives

Dated: March 13, 2012.

HEARUSA, INC. (n/k/a HUSA Liquidating Corporation)

By:	/s/ Joseph J. Luzinski
Name: Joseph J. Luzinski
Title: Chief Restructuring Officer

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